Exhibit 10.2

Execution Copy

CLASS B CONVERTIBLE PREFERRED UNIT

PURCHASE AGREEMENT

DATED NOVEMBER 14, 2017

BY AND AMONG

MID-CON ENERGY PARTNERS, LP

AND

THE CLASS B PURCHASERS NAMED ON SCHEDULE A HERETO

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Schedules and Exhibits:

Schedule A	—	List of Class B Purchasers and Purchase Prices
Schedule 8.05	—	Notice and Contact Information
Exhibit A	—	Form of Second Amendment
Exhibit B	—	Form of Registration Rights Agreement
Exhibit C	—	Form of Lock-Up Agreement
Exhibit D	—	Form of Monitoring Agreement
Exhibit E	—	Form of Standstill Agreement
Exhibit F	—	Form of General Partner Officer’s Certificate
Exhibit G	—	Form of Class B Purchaser’s Officer’s Certificate
Exhibit H	—	Form of General Partner Waiver
Exhibit I	—	Form of Joinder Agreement

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CLASS B CONVERTIBLE PREFERRED UNIT
PURCHASE AGREEMENT

CLASS B CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT dated November 14, 2017 (this “Agreement”), by and among Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and each of the Class B Purchasers listed in Schedule A attached hereto (each referred to herein as a “Class B Purchaser” and collectively, the “Class B Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Class B Purchasers, and each Class B Purchaser desires to purchase from the Partnership, certain Class B Convertible Preferred Units (as defined below);

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the General Partner (as defined herein) will execute and deliver an amendment, in the form attached as Exhibit A hereto (the “Second Amendment”), to the Partnership Agreement (as defined herein), which amendment shall establish the terms of the Class B Convertible Preferred Units; and

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the Partnership and the Class B Purchasers will enter into a registration rights agreement, in the form attached as Exhibit B hereto (the “Registration Rights Agreement”), pursuant to which the Partnership will provide the Class B Purchasers with certain registration rights with respect to the Conversion Units (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and each of the Class B Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Action” against a Person means any lawsuit, action, proceeding, investigation, inquiry, or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, for purposes of this Agreement, any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Class B Purchaser or any of its Affiliates, or the direct or indirect equity owners, including general partners of a Class B Purchaser or any of its Affiliates, shall be considered an Affiliate of such Class B Purchaser.

“Agreement” has the meaning given to such term in the introductory paragraph hereof.

“Amended Partnership Agreement” means the Partnership Agreement, as amended as of the Closing Date, including pursuant to the Second Amendment.

“Anticipated Closing Date” has the meaning given to such term in Section 2.02.

“ATM Managers” means RBC Capital Markets, LLC, Wells Fargo Securities, LLC, UBS Securities LLC, Raymond James & Associates, Inc. and MLV & Co. LLC.

“ATM Program” means the at-the-market offering program to which the Distribution Agreement relates.

“Board” means the board of directors of the General Partner.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banks located in Tulsa, Oklahoma are authorized or obligated to close.

“Cawley Gillespie” has the meaning given to such term in Section 3.05.

“Class A Closing Date” means August 11, 2016.

“Class A Convertible Preferred Units” means Class A Convertible Preferred Units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.

“Class B Convertible Preferred Units” means Class B Convertible Preferred Units representing limited partner interests in the Partnership, the terms of which are to be set forth in the Amended Partnership Agreement.

“Class B PIK Units” means a Class B Convertible Preferred Unit issued pursuant to a Class B Convertible Preferred Unit distribution, pursuant to the terms of the Amended Partnership Agreement.

“Class B Purchaser” and “Class B Purchasers” have the meanings given to such terms in the introductory paragraph of this Agreement.

“Class B Purchaser Designee” has the meaning given to such term in Section 2.01(b).

“Class B Purchaser Material Adverse Effect” means any material adverse effect on the ability of a Class B Purchaser to perform its obligations under the Transaction Agreements on a timely basis.

“Class B Purchaser Related Parties” has the meaning given to such term in Section 7.01.

“Closing” means the consummation of the purchase and sale of the Purchased Units on the Closing Date hereunder.

“Closing Date” has the meaning given to such term in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means common units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.

“Conversion Units” means Common Units issuable upon conversion of any of the Class B Convertible Preferred Units.

“Credit Agreement” shall mean, the Credit Agreement, dated as of April 23, 2012, as amended, by and among the Operating Subsidiary, as borrower, the Partnership, as guarantor, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other financial institutions party thereto.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Designation Notice” has the meaning given to such term in Section 2.01(b).

“Designation Units” has the meaning given to such term in Section 2.01(b).

“Distribution Agreement” means the Equity Distribution Agreement by and among the Partnership, the General Partner and the Operating Subsidiary and the ATM Managers, dated May 5, 2015.

“Environmental Laws” has the meaning given to such term in Section 3.18.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“ERISA Affiliate” means, with respect to the Partnership Entities, any trade or business (whether or not incorporated) under common control with the Partnership Entities within the meaning of Section 414(b) or (c) of the Code and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Expense Notice” has the meaning given to such term in Section 2.02.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“First Amendment” means the First Amendment to the Partnership Agreement, dated as of August 11, 2016.

“Founders” means S. Craig George, Charles R. Olmstead and Jeffrey Olmstead, collectively.

“Funding Notice” has the meaning given to such term in Section 2.02.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means Mid-Con Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Goff” means Goff Focused Strategies, LLC.

“Governmental Authority” means, with respect to any Person, the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau, instrumentality, official or other regulatory (including self-regulated organizations or other non-governmental regulatory authorities) of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, any of the Partnership Entities or their Properties.

“GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner dated as of December 11, 2011, as amended to date.

“Grant Thornton” has the meaning given to such term in Section 3.04.

“Indemnified Party” has the meaning given to such term in Section 7.03.

“Indemnifying Party” has the meaning given to such term in Section 7.03.

“Joinder Agreement” has the meaning given to such term in Section 2.01(b).

“Law” or “Laws” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, ordinance rule or regulation.

“Leased and Subleased Properties” has the meaning given to such term in Section 3.16.

“Lock-Up Agreement” means the Lock-Up Agreement in substantially the form attached as Exhibit C to this Agreement.

“Lien” means any mortgage, claim, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“LTIP” means the Mid-Con Energy Partners, LP Long-Term Incentive Plan, as amended.

“Mid-Con Energy Operating” means Mid-Con Energy Operating, LLC, a Delaware limited liability company and Affiliate of the General Partner.

“Monitoring Agreement” means the Monitoring Agreement in substantially the form attached as Exhibit D to this Agreement.

“Multiemployer Plan” has the meaning given to such term in Section 3.29.

“NASDAQ” means National Association of Securities Dealers Automated Quotation System Global Select Market.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Operating Subsidiary” means Mid-Con Energy Properties, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Partnership.

“Organizational Documents” means (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.

“Outstanding” has the meaning given to such term in the Partnership Agreement.

“Partnership” has the meaning given to such term in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 20, 2011, as amended by the First Amendment.

“Partnership Bank Account” means the bank account designated as such by the Partnership pursuant to the Funding Notice.

“Partnership Documents” means (a) the Credit Agreement and (b) all other contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, swap agreements, leases or other instruments or agreements to which any of the Partnership Entities is a party or by which any of the Partnership Entities is bound or to which any of the property or assets of the Partnership Entities is subject that, solely in the case of this clause (b), are material with respect to the Partnership Entities taken as a whole.

“Partnership Entities” means the Partnership and the Operating Subsidiary.

“Partnership Material Adverse Effect” means any change, event or effect that, individually or together with any other changes, events or effects, (a) has a material adverse effect on (i) the legality, validity or enforceability of any Transaction Agreement, or (ii) the financial condition, business, assets or results of operations of the Partnership Entities, considered as a single enterprise, or (b) the ability of the Partnership or the General Partner to perform its obligations under the Transaction Agreements in full on a timely basis. Notwithstanding the foregoing, a “Partnership Material Adverse Effect” shall not include any effect to the extent resulting or arising from: (i) any change in general economic conditions in the industries or markets in which any of the Partnership Entities operate that do not have a disproportionate effect on the Partnership Entities, considered as a single enterprise; (ii) any engagement in hostilities pursuant to a declaration of war, or the occurrence of any military or terrorist attack; (iii) changes in GAAP or other accounting principles, except to the extent such change has a disproportionate effect on the Partnership Entities, considered as a single enterprise; (iv) changes in commodity prices, except to the extent such change has a disproportionate effect on the Partnership Entities, considered as a single enterprise; or (v) other than for purposes of Section 3.12, the consummation of the transactions contemplated hereby.

“Partnership Related Parties” has the meaning given to such term in Section 7.02.

“Party” or “Parties” means the Partnership and the Class B Purchasers party to this Agreement, individually or collectively, as the case may be.

“Per Unit Price” means $1.36.

“Permits” has the meaning given to such term in Section 3.15.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Plan” has the meaning given to such term in Section 3.29.

“Property” or “Properties” means any interest or interests in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property).

“Purchase Price” means, with respect to each Class B Purchaser, the dollar amount set forth opposite such Class B Purchaser’s name under the heading “Purchase Price” on Schedule A hereto, as adjusted in accordance with Section 8.11, if applicable; provided, that in no event will the Purchase Price applicable to such Class B Purchaser be increased without the prior written consent of such Class B Purchaser.

“Purchased Units” means, with respect to each Class B Purchaser, the number of Class B Convertible Preferred Units equal to the quotient determined by dividing (a) the Purchase Price set forth opposite such Class B Purchaser’s name under the heading “Purchase Price” on Schedule A hereto by (b) the Per Unit Price.

“Registration Rights Agreement” has the meaning given to such term in the recitals to this Agreement.

“Reimbursable Legal Expenses” means the out-of-pocket legal expenses actually incurred by Goff prior to the Closing in connection with the consummation of the transactions contemplated by the Transaction Agreements; provided, however, that the Reimbursable Legal Expenses shall not exceed $25,000 in the aggregate.

“Representatives” of any Person means the Affiliates, control persons, officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or implementing the provisions thereof.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning given to such term in Section 3.03.

“Second Amendment” has the meaning given to such term in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Securities Act Regulations” means the rules and regulations of the SEC promulgated under the Securities Act.

“Standstill Agreement” means the Standstill Agreement in substantially the form attached to this Agreement as Exhibit E.

“Subsidiary” means, as to any Person, (a) any corporation, limited liability company, general partnership or other entity (other than a limited partnership) of which at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation, limited liability company, general partnership or other entity is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries and (b) any limited partnership of which (i) a majority of the voting power to elect a majority of the board of directors or board of managers of the general partner of such limited partnership and (ii) a majority of the outstanding limited partner interests is at the time directly or indirectly owned or controlled by such Person.

“Third Party Claim” has the meaning given to such term in Section 7.03.

“Transaction Agreements” means, collectively, this Agreement, the Registration Rights Agreement, the Second Amendment, the Standstill Agreement, the Monitoring Agreement, the Lock-Up Agreement and any amendments, supplements, continuations or modifications thereto. References to the Second Amendment shall be deemed to include the Amended Partnership Agreement unless the context requires otherwise.

“Units” means the Common Units and the Class A Convertible Preferred Units.

Section 1.02Accounting Procedures and Interpretation.  Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Class B Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

ARTICLE II
SALE AND PURCHASE

Section 2.01Sale and Purchase.

(a)Subject to the terms and conditions hereof, the Partnership will issue and sell to each Class B Purchaser on the Closing Date, and each Class B Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership on the Closing Date, such Class B Purchaser’s respective Purchased Units, as set forth on Schedule A hereto.

(b)By written notice to the Partnership (a “Designation Notice”), a Class B Purchaser may designate an Affiliate or another Class B Purchaser (a “Class B Purchaser Designee”) to acquire all or any portion of the Purchased Units otherwise issuable to such Class B Purchaser at Closing (such Purchased Units, the “Designated Units”), and such Class B Purchaser Designee shall, if not already a signatory to this Agreement, execute and deliver to the Partnership a joinder agreement, in the form attached hereto as Exhibit I (a “Joinder Agreement”), pursuant to which such Class B Purchaser Designee shall agree (i) to join and become a party to this Agreement; (ii) to be bound by all covenants, agreements, representations, warranties and acknowledgments attributable to the Class B Purchasers hereunder, as if made by, and with respect to, such Class B Purchaser Designee; and (iii) to perform all obligations and duties required of a Class B Purchaser with respect to Purchased Units.  Upon receipt by the Partnership of (x) a Designation Notice, executed by the designating Class B Purchaser and acknowledged in writing by the Class B Purchaser Designee, specifying the name of the Class B Purchaser Designee and the number of Purchased Units to be designated thereby, and (y) a fully executed Joinder Agreement, if applicable, Schedule A and Schedule 8.05 hereto shall be amended, without further action of any Party hereto, to include such Class B Purchaser Designee and, with respect to Schedule A, to reflect the designation of the Designated Units from the designating Class B Purchaser to such Class B Purchaser Designee.

Section 2.02Funding Notices.  On or prior to the fifth Business Day prior to the date on which the Partnership reasonably anticipates a Closing to occur (the “Anticipated Closing Date”), the Partnership shall deliver a written notice (the “Funding Notice”) to each of the Class B Purchasers (a) specifying the Anticipated Closing Date, (b) directing each such Class B Purchaser to pay the Purchase Price for its Purchased Units by wire transfer(s) of immediately available funds to the Partnership Bank Account, prior to 10:00 a.m. Central Time on the Closing Date, and (c) specifying wiring instructions for wiring funds into the Partnership Bank Account.  Within one Business Day following the delivery by the Partnership of the Funding Notice, Goff shall deliver a written notice (the “Expense Notice”) to the Partnership, specifying the amount of Reimbursable Legal Expenses.

Section 2.03Closing.  Subject to the terms and conditions hereof, the Closing shall take place remotely via electronic exchange of documents and signatures on the first Business Day after satisfaction or waiver of the conditions set forth in Sections 6.01(a), 6.01(b) and 6.01(c) has occurred (other than those conditions that are by their terms to be satisfied at the Closing) (the date of the Closing being referred to herein as the “Closing Date”); provided that the Closing Date shall not be earlier than the date set forth in the applicable Funding Notice unless mutually agreed by the Parties.

Section 2.04Independent Nature of Class B Purchasers’ Obligations and Rights.  The respective representations, warranties and obligations of each Class B Purchaser under the Transaction Agreements are several and not joint with the obligations of any other Class B Purchaser, and no Class B Purchaser shall be responsible in any way for the representations and warranties or the performance of the obligations of any other Class B Purchaser under any Transaction Agreement. The failure or waiver of performance under any Transaction Agreement by any Class B Purchaser, or on its behalf, does not excuse performance by any other Class B Purchaser. Nothing contained in any Transaction Agreement, and no action taken by any Class B Purchaser pursuant thereto, shall be deemed to constitute the Class B Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Class B Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Agreements. Each Class B Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the Registration Rights Agreement, and it shall not be necessary for any other Class B Purchaser to be joined as an additional party in any proceeding for such purpose; provided that any enforcement of an indemnity claim may only be initiated by holders of a majority of the Purchased Units then outstanding. The failure or waiver of performance by any Class B Purchaser does not excuse performance by any other Class B Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the Class B Purchasers that the representations and warranties set forth in this ARTICLE III are true and correct as of the date of this Agreement and as of the Closing Date.

Section 3.01Formation and Qualification. The General Partner and each of the Partnership Entities has been duly formed and is validly existing and in good standing under the Laws of the State or other jurisdiction of its organization and has the requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.  The General Partner and each of the Partnership Entities is duly qualified or licensed and in good standing as a foreign corporation, limited partnership, limited liability company or unlimited liability company, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its Properties or the character of its operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

Section 3.02Capitalization.

(a)The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Class B Convertible Preferred Units as reflected in the Amended Partnership Agreement.

(b)As of the date hereof, the Founders own 100% of the membership interests in the General Partner. Such membership interests have been duly authorized and validly issued in accordance with the GP LLC Agreement and are fully paid (to the extent required by the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act).

(c)The General Partner is the sole general partner of the Partnership and owns an interest in the Partnership (the “GP Interest”), and at the Closing Date, will be the sole general partner of the Partnership and will own the GP Interest. Such GP Interest has been duly authorized and validly issued in accordance with the Partnership Agreement, and the General Partner owns such GP Interest free and clear of all Liens (except restrictions on transferability as described in the SEC Documents), other than those created by or arising under the Delaware LP Act.

(d)As of the date hereof, other than the GP Interest and its indirect ownership interests in the Operating Subsidiary, the General Partner does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. As of the date hereof, other than the Partnership’s ownership of the Operating Subsidiary, none of the Partnership or the Operating Subsidiary owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(e)All outstanding Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(f)All outstanding Class A Convertible Preferred Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(f)The Partnership’s currently outstanding Common Units are registered pursuant to Section 12(b) of the Exchange Act and are quoted on the NASDAQ, and the Partnership has taken no action designed to terminate the registration of such Common Units under the Exchange Act nor has the Partnership received any notification that the SEC is contemplating terminating such registration.

Section 3.03SEC Documents.The Partnership has filed with the SEC all reports, schedules and statements required to be filed by it under the Exchange Act on a timely basis since January 1, 2016 (all such documents filed prior to the date hereof, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed, (a) complied as to form in all material respects with applicable requirements of the Exchange Act and Securities Act and the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (c) fairly present (subject in the case of unaudited statements to normal, recurring and year-

end audit adjustments) in all material respects the consolidated financial position of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended and (d) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.04Independent Accountants.  Grant Thornton LLP (“Grant Thornton”), who certified the audited consolidated financial statements of the Partnership Entities as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, and 2014 are independent public accountants as required by the Securities Act, the Securities Act Regulations and the standards of the Public Company Accounting Oversight Board.

Section 3.05Independent Reserve Engineer. Cawley, Gillespie & Associates, Inc. (“Cawley Gillespie”), who audited the reserve reports prepared by the Partnership Entities’ internal reserve engineers for the year ended December 31, 2016 was an independent petroleum engineer with respect to the Partnership Entities.

Section 3.06Litigation.  Except as described in the SEC Documents, no Action by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving any of the Partnership Entities or their property is pending, or to the knowledge of any of the Partnership Entities, threatened that would reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect or prevent the performance by the Partnership of its obligations under this Agreement or the consummation by the Partnership of the transactions contemplated by this Agreement.

Section 3.07No Material Adverse Change.  Since December 31, 2016, (a) none of the Partnership Entities has, directly or indirectly, sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental Action, order or decree and (b) since such date, there has not been any change in the capitalization or material increase in long-term debt of the Partnership Entities, or any adverse change in or affecting the condition (financial or otherwise), Properties, assets, liabilities, results of operations, earnings, business or prospects of the Partnership Entities, taken as a whole, in each case as would not reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.08Authority; Enforceability.  The Partnership and the General Partner have all necessary limited partnership and limited liability company, as applicable, power and authority to execute, deliver and perform their obligations under the Transaction Agreements to which they are parties and to consummate the transactions contemplated thereby; the execution, delivery and performance by the Partnership and the General Partner of the Transaction Agreements to which they are parties and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on their part; and, assuming the due authorization, execution and delivery by the other parties thereto, each of the Transaction Agreements to which either the Partnership or the General Partner is a party will constitute the legal, valid and binding obligations of the Partnership or the General Partner, as applicable, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 3.09Approvals.  No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Partnership of the Transaction Agreements to which it is a party or the issuance and sale of the Purchased Units, except (a) as required by the SEC in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) as may be required under the state securities or “Blue Sky” Laws or (c) as required under Section 5.10(c)(iv) of the Partnership Agreement.

Section 3.10Compliance with Law.  None of the Partnership Entities is in violation of any Law applicable to such Partnership Entity, except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect.  The Partnership Entities each possess all Permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such Permits would not, individually or in the aggregate, have a Partnership Material Adverse Effect, and none of the Partnership Entities has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

Section 3.11Valid Issuance.  The offer and sale of the Purchased Units and the limited partner interests represented thereby will be duly authorized by the Partnership pursuant to the Amended Partnership Agreement and, when issued and delivered to the Class B Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by and the Amended Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Amended Partnership Agreement and under applicable state and federal securities Laws.  Upon issuance in accordance with the terms of the Amended Partnership Agreement, the Conversion Units and Class B PIK Units will be duly authorized by the Partnership pursuant to the Amended Partnership Agreement and will be validly issued, fully paid (to the extent required by the Amended Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Amended Partnership Agreement and under applicable state and federal securities Laws.

Section 3.12Absence of Defaults and Conflicts.  None of the Partnership Entities is in violation of its Organizational Documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Partnership Document, except for such defaults that would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.  Neither the execution, delivery and performance by the Partnership or the General Partner of the Transaction Agreements to which it is a party (including issuance of the Conversion Units in accordance with the terms of the Transaction Agreements) nor the issuance and sale of the Purchased Units and compliance by the Partnership or the General Partner with its obligations under the Transaction Agreements to which it is a party will, whether with or without the giving of notice or passage of time or both, require any consent, approval or notice under, or will constitute a violation or breach of, the Partnership Agreement or the GP LLC Agreement, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any Lien upon any property or assets of the Partnership Entities pursuant to, any Partnership Documents, except for (i) the approval required under Section 5.10(c)(iv) of the Partnership Agreement and (ii) such conflicts, breaches, defaults or Liens that would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect, nor will such action result in any violation of the provisions of the Organizational Documents of any of the Partnership Entities or any applicable Law, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Partnership Entities or any of their respective assets, Properties or operations.

Section 3.13Absence of Labor Dispute.  No labor problem or dispute with the employees of Mid-Con Energy Operating exists or, to the knowledge of any of the Partnership Entities, is threatened or imminent, and the Partnership is not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, contractors or customers of the Partnership Entities that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.

Section 3.14Possession of Intellectual Property.  The Partnership Entities own, possess, license or have adequate rights to use, on reasonable terms, all material patents, patent rights, patent applications, licenses, inventions, copyrights, inventions, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade and service mark registrations, trade names, service names, software, internet addresses, domain names and other intellectual property that is described in the SEC Documents or that is necessary for the conduct of their respective businesses as currently conducted or as proposed to be conducted and as described in the SEC Documents, except where the failure to have such licenses or rights to use such intellectual property would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.

Section 3.15Permits.  The Partnership Entities have such material licenses, certifications, permits, consents, franchises, approvals, clearances and authorizations of governmental or other regulatory authorizations (“Permits”) as are necessary to conduct their business as currently conducted or to own, lease and operate its Properties in the manner described in the SEC Documents, except as described in the SEC Documents. The Partnership Entities are in compliance with the terms and conditions of such Permits, except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.

Section 3.16Title to Property.  The Operating Subsidiary has (a) good, valid and defensible title to the interests in the oil and gas Properties supporting the estimates of its net proved reserves contained in the SEC Documents, (b) good and indefeasible title to all real property owned by it, other than the oil and gas Properties covered by clause (a), and (c) good title to all personal property described in the SEC Documents as being owned by it, in each case free and clear of all Liens except (i) such as are described in the SEC Documents, (ii) such as arise in connection with the Credit Agreement, or (iii) such as do not (individually or in the aggregate) materially interfere with the use made or proposed to be made of such Properties by the Partnership Entities as described in the SEC Documents.  The working interests derived from oil, gas and mineral leases or mineral interests, which constitute a portion of the real property held or leased by the Operating Subsidiary, reflect in all material respects the right of the Operating Subsidiary to explore for, develop and produce hydrocarbons from such real property, and the care taken by the Operating Subsidiary and any of its predecessors in interest who are or were affiliates of the Partnership Entities with respect to acquiring or otherwise procuring such leases or mineral interests was generally consistent with standard industry practices in the areas in which the Operating Subsidiary and any of its predecessors who are or were affiliates of the Partnership Entities operates for acquiring or procuring leases and interests therein to explore for, develop and produce hydrocarbons. All real property and buildings held under lease or sublease by the Operating Subsidiary, except the oil and gas Properties covered by clause (a) above (the “Leased and Subleased Properties”), are held by it under valid, subsisting and enforceable leases or subleases, as the case may be, subject to exceptions that do not materially interfere with the use made and proposed to be made of such Leased and Subleased Properties by the Operating Subsidiary as described in the SEC Documents, and all such leases and subleases are in full force and effect. The Operating Subsidiary has not received any notice of any claim that has been asserted by anyone adverse to the rights of the Operating Subsidiary under any of the leases or subleases mentioned in the prior sentence above or affecting or questioning the rights of the Operating Subsidiary to the continued possession of the Leased and Subleased Properties under any such lease or sublease except for such claims that would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.

Section 3.17Reserve Estimates.  The historical information underlying the estimates of oil and gas reserves of the Partnership Entities, which were supplied by the Partnership Entities to Cawley Gillespie for purposes of auditing the reserve information included in the SEC Documents, including, without limitation, production, volumes and rates, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates of such reserve reports and was prepared in all material respects in accordance with customary industry practices.  Other than normal production of the reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other factors, in each case as described in the SEC Documents, the Partnership is not aware of any facts or circumstances that (i) would result in a material adverse change in the aggregate net reserves, or the present value of future net cash flows therefrom, as described in the SEC Documents, or (ii) cause them to believe that such estimates do not fairly reflect the oil and gas reserves of the Partnership Entities. Estimates of such reserves and present values as described in the SEC Documents comply in all material respects with the applicable requirements of Regulation S-X and Subpart 1200 of Regulation S-K under the Securities Act.

Section 3.18Environmental Laws. The Partnership Entities (a) are in compliance with all Laws, Permits or other legal requirements of any Governmental Authority, including without limitation any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of human health or safety, the environment, or natural resources, or to use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants and radioactive or biologic materials (“Environmental Laws”) applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all Permits required by Environmental Laws to conduct their respective businesses, except where such non-compliance with Environmental Laws or failure to receive required Permits, would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect, and (b) do not have knowledge of any actual or alleged violation of Environmental Laws, or of any actual or potential liability for or other obligation concerning the presence, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants and radioactive or biologic materials, except where such violation, liability or obligation would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.

Section 3.19No Preemptive Rights.  The holders of outstanding Units are not entitled to preemptive rights to subscribe for (a) any of the Class B Convertible Preferred Units to be issued and sold to the Class B Purchasers pursuant to this Agreement or (b) the Conversion Units to be issued upon conversion of the Class B Convertible Preferred Units.

Section 3.20Investment Company Status.  The Partnership is not, and upon the issuance and sale of the Purchased Units as herein contemplated and the application of the net proceeds therefrom, the Partnership will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

Section 3.21MLP Status.  The Partnership is properly treated as a partnership for United States federal income tax purposes and has, for each taxable year beginning after December 31, 2011 during which the Partnership was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code. The Partnership expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2017.

Section 3.22No Registration Required. Assuming the accuracy of the representations and warranties of the Class B Purchasers contained in this Agreement and their compliance with the agreements set forth in this Agreement, the sale and issuance of the Purchased Units (and the Conversion Units) pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s knowledge, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.  The issuance and sale of the Purchased Units and the issuance of the Conversion Units upon conversion of the Class B Convertible Preferred Units do not contravene the rules and regulations of the NASDAQ.

Section 3.23No Integration.  Neither the Partnership nor any of its Affiliates has, directly or indirectly through any Representative, made any offers or sales of any security of the Partnership or solicited any offers to buy any security that is or will be integrated with the sale of the Purchased Units in a manner that would require the offer and sale of the Purchased Units to be registered under the Securities Act.

Section 3.24Certain Fees.  No fees or commissions are or will be payable by the Partnership to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.25Form S-3 Eligibility.  The Partnership is eligible to register the resale of the Conversion Units by the Class B Purchasers on a registration statement on Form S-3 under the Securities Act.

Section 3.26Tax Returns.  The Partnership Entities have filed all foreign, federal, state and local tax returns that are required to be filed or have obtained extensions thereof, except where the failure so to file would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect, and have paid all taxes (including, without limitation, any estimated taxes) required to be paid and any other assessment, fine or penalty, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.

Section 3.27Insurance.  The Partnership Entities maintain, or are entitled to the benefits of, insurance covering their Properties, operations, personnel and businesses against such losses and risks as is reasonably adequate to protect them and their businesses in a manner consistent with other businesses similarly situated in similar industries. All policies of insurance insuring the Partnership Entities or any of their respective businesses, assets, employees, officers and directors are in full force and effect as of the date hereof; and the Partnership Entities are in compliance with the terms of such policies in all material respects.

Section 3.28Compliance with the Sarbanes-Oxley Act.  The General Partner, the Partnership Entities and, to the knowledge of the Partnership, the officers and directors of the General Partner, in their capacities as such are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated therewith that are effective and applicable to the Partnership.

Section 3.29ERISA Compliance.  Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) for which any of the Partnership Entities or any ERISA Affiliate (as defined below) would have any liability (each a “Plan”), including the LTIP, has been maintained in material compliance with its terms and with the material requirements of all applicable statutes, rules and regulations, including ERISA and the Code, and, to the knowledge of the Partnership, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Partnership Entities or any ERISA Affiliate contributes (a “Multiemployer Plan”) is in material compliance with all applicable statutes, rules and regulations, including ERISA and the Code. None of the Partnership Entities or any ERISA Affiliate has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971 or 4975 of the Code. Except where noncompliance would not reasonably be expected to have a Partnership Material Adverse Effect, each “employee benefit plan” established or maintained by the Partnership Entities or any ERISA Affiliate that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would be reasonably likely to cause the loss of such qualification.

Section 3.30No Restrictions on Distributions.  None of the Partnership Entities is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, the Partnership from redeeming the Purchased Units pursuant to their terms or making distributions on the Purchased Units or the Conversion Units, and no Partnership Entity is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, any Partnership Entity from making distributions on its limited or general partnership interests, limited liability company interests, or other equity interest, as the case may be, except in each case (a) pursuant to the Credit Agreement, (b) for prohibitions mandated by the Laws of the jurisdiction of formation of such Subsidiary and (c) as described in the SEC Documents.

Section 3.31Related Party Transactions.  There are no business relationships or related party transactions involving the Partnership or any of its Subsidiaries or, to the knowledge of any of the Partnership Entities, any other Person that are required to be described in the SEC Documents that have not been described as required.

Section 3.32OFAC.  No Partnership Entity nor, to the knowledge of any of the Partnership Entities, any Representative of the Partnership Entities is currently subject to any U.S. sanctions administered by the OFAC; and the Partnership Entities will not directly or indirectly use the proceeds of the transactions contemplated hereby, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 3.33FCPA.  No Partnership Entity nor, to the knowledge of any of the Partnership Entities, any Representative of the Partnership Entities has made any payment of funds of the Partnership Entities or received or retained any funds in violation of any Law, including the FCPA, which payment, receipt or retention is of a character required to be disclosed in the SEC Documents.

Section 3.34Money Laundering Laws.  The operations of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, “Money Laundering Laws”); and no Action by or before any court or Governmental Authority or any arbitrator or non-governmental authority involving the Partnership Entities with respect to Money Laundering Laws is pending or, to the knowledge of the Partnership Entities, threatened.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH CLASS B PURCHASER

Each Class B Purchaser, severally and not jointly, represents and warrants to the Partnership with respect to itself (and not with respect to any other Class B Purchaser) as follows as of the date of this Agreement and as of the Closing Date:

Section 4.01Valid Existence.  Such Class B Purchaser, if not an individual, (a) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (b) has the requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected, individually or in the aggregate, to have a Class B Purchaser Material Adverse Effect.

Section 4.02No Consents; Violations, Etc.  The execution, delivery and performance of the Transaction Agreements to which such Class B Purchaser is a party by such Class B Purchaser and the consummation of the transactions contemplated thereby will not (a) require any consent, approval or notice under, or constitute a violation or breach of, the Organizational Documents of such Class B Purchaser, if not an individual, (b) constitute a violation or breach of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, lease, loan or credit agreement or other material instrument, obligation or agreement to which such Class B Purchaser is a party or by which such Class B Purchaser or any of its Properties may be bound, (c) violate any provision of any Law or any order, judgment or decree of any court or Governmental Authority having jurisdiction over such Class B Purchaser or its Properties, except in the cases of clauses (b) and (c) where such violation, breach or default, would not reasonably be expected, individually or in the aggregate, to have a Class B Purchaser Material Adverse Effect.

Section 4.03Investment.  The Purchased Units are being acquired for such Class B Purchaser’s own account, or the accounts of clients for whom such Class B Purchaser exercises discretionary investment authority, not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and such Class B Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same, in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Class B Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units or the Conversion Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated under the Securities Act).

Section 4.04Nature of Class B Purchaser.  Such Class B Purchaser represents and warrants to, and covenants and agrees with, the Partnership that, (a) it is an individual or an institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act, (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment and (c) it is not acquiring the Purchased Units with a view to, or for offer or sale in connection with, any distribution thereof that could result in such Class B Purchaser being an “underwriter" within the meaning of Section 2(11) of the Securities Act or result in any violation of the registration requirements of the Securities Act.

Section 4.05Receipt of Information.  Such Class B Purchaser acknowledges that it (a) has access to the SEC Documents, (b) has been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Partnership regarding such matters and (c) has sought such financial, accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Purchased Units.  Neither such inquiries nor any other due diligence investigations conducted at any time by such Class B Purchasers shall modify, amend or affect such Class B Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in ARTICLE III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Agreement.

Section 4.06Restricted Securities.  Such Class B Purchaser understands that the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Class B Purchaser represents that it is knowledgeable with respect to Rule 144 of the SEC promulgated under the Securities Act.

Section 4.07Certain Fees.  No fees or commissions will be payable by such Class B Purchaser to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.08Legend.  It is understood that the certificates evidencing the Purchased Units will bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF DECEMBER 20, 2011, AS AMENDED OR RESTATED FROM TIME TO TIME, AND (ii) THE CLASS B CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF NOVEMBER 14, 2017, BY AND BETWEEN THE PARTNERSHIP AND THE CLASS B PURCHASERS PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

Section 4.09Reliance on Exemptions.  Each Class B Purchaser understands that the Purchased Units are being offered and sold to such Class B Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of, and Class B Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Class B Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Class B Purchaser to acquire the Purchased Units.

Section 4.10Authority.  Such Class B Purchaser has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which such Class B Purchaser is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by such Class B Purchaser of the Transaction Agreements and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and, assuming the due authorization, execution and delivery by the other parties thereto, the Transaction Agreements to which it is a party constitute the legal, valid and binding obligation of such Class B Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

ARTICLE V
COVENANTS

Section 5.01Taking of Necessary Action.  Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Partnership and each Class B Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Class B Purchasers or the Partnership, as the case may be, advisable for the consummation of the transactions contemplated by the Transaction Agreements.

Section 5.02Public Announcements.  The initial press release with respect to the transactions contemplated hereby shall be in a form to be reasonably agreed upon by the Partnership and Goff. Thereafter, except as required by applicable Law, neither the Partnership nor the Class B Purchasers shall make any press release or other public announcement with respect to the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.03Disclosure; Public Filings.  The Partnership may, without prior written consent or notice, (i) file the Transaction Agreements as exhibits to Exchange Act reports, if required by applicable Law and (ii) disclose such information with respect to any Class B Purchaser as required by applicable Law or the rules or regulations of the NASDAQ or other exchange on which securities of the Partnership are listed or traded.

Section 5.04NASDAQ Listing of Additional Shares.  The Partnership shall, prior to the Closing Date, file a listing of additional shares with the NASDAQ to list the Conversion Units and will otherwise use its reasonable commercial efforts to list the Conversion Units on the NASDAQ and maintain such listing.

Section 5.05Use of Proceeds.  The Partnership will use the net proceeds from the sale of Class B Convertible Preferred Units under this Agreement for general partnership purposes, including future acquisitions and reduction of borrowings outstanding under the Partnership’s revolving credit facility.

Section 5.06ATM Program.  The Partnership will continue the suspension of the ATM Program until the earlier of (a) termination of the Suspension Period (as defined in the Partnership Agreement) in accordance with the terms of the Amended Partnership Agreement or (b) the fifth anniversary of the Class A Closing Date.

ARTICLE VI
CLOSING CONDITIONS

Section 6.01Conditions to Closing.

(a)Mutual Conditions.  The respective obligation of each Party to consummate the purchase and issuance and sale of Purchased Units at Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; and

(ii)there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

(b)Each Class B Purchaser’s Conditions.  The respective obligation of each Class B Purchaser to consummate the purchase of its Purchased Units on the Closing Date in accordance with Schedule A hereto shall be subject to the satisfaction on or prior to the Closing Date, as applicable, of each of the following conditions (any or all of which may be waived by a particular Class B Purchaser only on behalf of itself in writing, in whole or in part):

(i)the Partnership shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date;

(ii)the representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or Partnership Material Adverse Effect shall be true and correct when made and as of the Closing Date, and all other representations and warranties of the Partnership shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and

(iii)the Partnership shall have delivered, or caused to be delivered, to the Class B Purchasers the Partnership’s closing deliveries described in Section 6.02.

(c)The Partnership’s Conditions.  The obligation of the Partnership to consummate the sale of the Purchased Units to each of the Class B Purchasers on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date, as applicable, of each of the following conditions with respect to each Class B Purchaser individually and not the Class B Purchasers jointly (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(i)each Class B Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Class B Purchaser on or prior to the Closing Date;

(ii)the representations and warranties of each Class B Purchaser contained in this Agreement that are qualified by materiality or Class B Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date, and all other representations and warranties of such Class B Purchaser shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and

(iii)each Class B Purchaser shall have delivered, or caused to be delivered, to the Partnership such Class B Purchaser’s closing deliveries set forth in Section 6.03.

Section 6.02Partnership Deliveries.  At Closing, subject to the terms and conditions of this Agreement, the Partnership will deliver, or cause to be delivered, to each Class B Purchaser or Goff, as applicable:

(a)evidence of issuance of a certificate evidencing the Purchased Units or the Purchased Units credited to book-entry accounts maintained by the transfer agent, as the case may be, bearing the legend or restrictive notation set forth in Section 4.08, and meeting the requirements of the Amended Partnership Agreement, free and clear of any Liens, other than transfer restrictions under the Amended Partnership Agreement and applicable federal and state securities laws;

(b)a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, to the effect that each of the General Partner and the Partnership is in good standing;

(c)an Officer’s Certificate, substantially in the form attached to this Agreement as Exhibit F;

(d)the Second Amendment, duly executed by the General Partner;

(e)the Registration Rights Agreement, duly executed by the General Partner on behalf of the Partnership;

(f)the Monitoring Agreement, duly executed by the General Partner;

(g)the Standstill Agreement, duly executed by the General Partner;

(h)Lock-Up Agreements, duly executed by Charles R. Olmstead, Jeffrey Olmstead and Mid-Con Energy III, LLC;

(i)a certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, dated the Closing Date, certifying as to (i) the certificate of formation of the General Partner, the GP LLC Agreement, the certificate of limited partnership of the Partnership, and the Partnership Agreement, (ii) board resolutions authorizing the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby and (iii) the incumbent officers authorized to execute the Transaction Agreements, setting forth the name and title and bearing the signatures of such officers;

(j)a cross receipt, dated the Closing Date, executed by the Partnership confirming that the Partnership has received such Class B Purchaser’s Purchase Price;

(k)a duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit H; and

(l)payment to Goff, by wire transfer of immediately available funds, of an amount equal to the Reimbursable Legal Expenses set forth in the Expense Notice.

Section 6.03Class B Purchaser Deliveries. At Closing, subject to the terms and conditions of this Agreement, each Class B Purchaser will deliver, or cause to be delivered, to the Partnership:

(a)payment to the Partnership, by wire transfer(s) of immediately available funds to the Partnership Bank Account, of such Class B Purchaser’s Purchase Price;

(b)the Registration Rights Agreement, duly executed by such Class B Purchaser;

(c)if not an individual, an Officers’ certificate, substantially in the form attached to this Agreement as Exhibit G;

(d)the Monitoring Agreement, duly executed by Goff;

(e)the Standstill Agreement, duly executed by such Class B Purchaser;

(f)a cross receipt, dated the Closing Date, executed by such Class B Purchaser confirming that such Class B Purchaser has received the Purchased Units being purchased by such Class B Purchaser on such Closing Date pursuant hereto; and

(g)a completed Internal Revenue Service Form W-9, Form W-8BEN or applicable substitute form.

ARTICLE VII
INDEMNIFICATION, COSTS AND EXPENSES

Section 7.01Indemnification by the Partnership.  The Partnership agrees to indemnify each Class B Purchaser and its Representatives (collectively, “Class B Purchaser Related Parties”) (a) from costs, losses, liabilities, damages, or expenses, and (b) hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Partnership contained herein or in any certificate or instrument delivered by or on behalf of the Partnership hereunder, and in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them (whether or not a party thereto), provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representations or warranties to the extent applicable.

Section 7.02Indemnification by Class B Purchasers.  Each Class B Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands and causes of action and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Class B Purchaser contained herein or in any certificate or instrument delivered by such Class B Purchaser hereunder; provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that in no event will such Class B Purchaser be liable under this Section 7.02 for any amount in excess of its Purchase Price.

Section 7.03Indemnification Procedure.  Promptly after any Partnership Related Party or Class B Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

Section 7.04Tax Treatment.  All indemnification payments under this ARTICLE VII shall be adjustments to the Per Unit Price except as otherwise required by applicable Law.

ARTICLE VIII
MISCELLANEOUS

Section 8.01Interpretation.  Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever a party has an obligation under the Transaction Agreements, the expense of complying with such obligation shall be an expense of such party unless otherwise specified therein. Whenever any determination, consent or approval is to be made or given by a Class B Purchaser under the Transaction Agreements, such action shall be in such Class B Purchaser’s sole discretion, unless otherwise specified therein. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any Party to this Agreement or a Person party to any other agreement or document shall include such Party’s successors and permitted assigns. If any provision in the Transaction Agreements is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Transaction Agreements shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Agreements, and the remaining provisions shall remain in full force and effect. The Transaction Agreements have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8.02Survival of Provisions.  The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.08, 3.09, 3.11, 3.19, 3.21, 3.22, 3.23, 3.24, 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09 and 4.10 of this Agreement shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive until the date that is 30 days following the filing of the Partnership’s Annual Report on Form 10-K for the

fiscal year ended December 31, 2018 regardless of any investigation made by or on behalf of the Partnership or any Class B Purchaser. The covenants made in this Agreement or any other Transaction Agreement shall survive the Closing indefinitely until performed and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise, redemption or repurchase thereof. All indemnification obligations of the Partnership and the Class B Purchasers pursuant to this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties, regardless of any purported general termination of this Agreement.

Section 8.03No Waiver; Modifications in Writing.

(a)Delay.  No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at Law or in equity or otherwise.

(b)Specific Waiver; Amendment.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective, unless signed by each of Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Partnership from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances.

Section 8.04Binding Effect; Assignment.

(a)Binding Effect.  This Agreement shall be binding upon the Partnership, each Class B Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in ARTICLE VII, and their respective successors and permitted assigns.

(b)Assignment of Rights.  All or any portion of the rights and obligations of any Class B Purchaser under this Agreement may be transferred by such Class B Purchaser without the consent of the Partnership, subject to the restrictions set forth in, and compliance with the requirements of, Section 2.01(b).  Any transfer or attempted transfer of the rights and obligations of a Class B Purchaser under this Agreement, other than in accordance with Section 2.01(b), shall be null and void and of no force and effect.

Section 8.05Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

(a)If to any Class B Purchaser:

To the address of such Class B Purchaser, as applicable, listed on Schedule 8.05 hereof or such other address as such Class B Purchaser, as applicable, shall have specified by written notice to the Partnership.

(b)If to the Partnership:

Mid-Con Energy Partners, LP

2431 East 61st Street

Suite 850

Tulsa, Oklahoma 74136

Attention: Charles L. McLawhorn, III

Email: cmclawhorn@midcon-energy.com

With a copy to (which shall not constitute notice):

Sidley Austin LLP

1501 K Street, N.W.

Washington, DC 20005

Attention: William J. Cooper

Email: wcooper@sidley.com

or to such other address as the Partnership or such Class B Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail prior to 5:00 p.m., Central Time on the date submitted; on the next succeeding Business Day, if sent via electronic mail at or after 5:00 p.m., Central Time on the date submitted; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.06Entire Agreement.  This Agreement and the other Transaction Agreements are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the rights granted by the Partnership or a Class B Purchaser set forth herein and therein. This Agreement and the other Transaction Agreements supersede all prior agreements and understandings between the Parties with respect to such subject matter. The Schedules and Exhibits referred to herein and attached hereto are incorporated herein by this reference, and unless the context expressly requires otherwise, are incorporated in the definition of “Agreement.”

Section 8.07Governing Law; Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware.  The Parties hereby submit to the non-exclusive jurisdiction of any U.S. federal or state court located in Dallas, Texas in any action, suit or proceeding arising out of or based upon this Agreement or any of the transactions contemplated hereby.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.08Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.09Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, including facsimile or .pdf format counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 8.10Termination.

(a)Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the mutual written consent of the Partnership and the Class B Purchasers entitled to purchase a majority of the Purchased Units in accordance with Schedule A, or, with respect to any Class B Purchaser, that Class B Purchaser and the Partnership.

(b)Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:

(i)if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; or

(ii)if the Closing shall not have occurred on or before December 31, 2017.

(c)In the event of the termination of this Agreement as provided in Section 8.10(a) or Section 8.10(b), this Agreement shall forthwith become null and void.  In the event of such termination, there shall be no liability on the part of any Party hereto, except with respect to the requirement to comply with any confidentiality agreement in favor of the Partnership; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

Section 8.11Recapitalization, Exchanges, Etc.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Purchased Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like of the Class B Convertible Preferred Units or the Common Units occurring after the date of this Agreement.

Section 8.12Specific Performance.  Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Party from pursuing any other rights and remedies at law or in equity that such Party may have.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

Mid-Con Energy Partners, LP

By:	Mid-Con Energy GP, LLC,
its General Partner

By:	/s/ Jeffrey R. Olmstead
Name:	Jeffrey R. Olmstead
Title:	Chief Executive Officer

Signature Page to
Class B Convertible Preferred Unit Purchase Agreement

CLASS B PURCHASERS

Goff Focused Energy Strategies, LP

By:	GFS Energy GP, LLC
its General Partner

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:	/s/ John C. Goff
Name:	John C. Goff
Title:	Managing Member

Goff MCEP II, LP

By:	GFS MCEP GP, LLC
its General Partner

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:	/s/ John C. Goff
Name:	John C. Goff
Title:	Managing Member

Signature Page to
Class B Convertible Preferred Unit Purchase Agreement

Goff REN Holdings, LLC

By:	GFS REN GP, LLC
its Manager

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:	/s/ John C. Goff
Name:	John C. Goff
Title:	Managing Member

Mid-Con Energy III, LLC

By:	Charles L. McLawhorn, III
Name:	Charles L. McLawhorn, III
Title:	Vice President, General Counsel and
Corporate Secretary

Signature Page to
Class B Convertible Preferred Unit Purchase Agreement

Schedule A

Class B Purchaser	Class B Convertible Preferred Units	Purchase Price

Goff Focused Energy Strategies, LP	2,941,176	$4,000,000.00
Goff MCEP II, LP	5,735,294	$7,800,000.00
Goff REN Holdings, LLC	1,764,706	$2,400,000.00
Mid-Con Energy III, LLC	588,235	$800,000.00
TOTAL	11,029,411	$15,000,000.00

Schedule 8.05

Class B Purchaser	Contact Information

Goff Focused Energy Strategies, LP	c/o Goff Focused Strategies, LLC 500 Commerce Street Suite 700 Fort Worth, TX 76102 Attention: Jennifer Terrell Email: jterrell@gofffocusedstrategies.com
Goff MCEP II, LP	c/o Goff Focused Strategies, LLC 500 Commerce Street Suite 700 Fort Worth, TX 76102 Attention: Jennifer Terrell Email: jterrell@gofffocusedstrategies.com
Goff REN Holdings, LLC	c/o Goff Focused Strategies, LLC 500 Commerce Street Suite 700 Fort Worth, TX 76102 Attention: Jennifer Terrell Email: jterrell@gofffocusedstrategies.com
Mid-Con Energy III, LLC	Mid-Con Energy III, LLC 2431 East 61st Street Suite 850 Tulsa, Oklahoma 74136 Attention: Charles L. McLawhorn, III Email: cmclawhorn@midcon-energy.com

ACTIVE 226509354

Exhibit A

[Form of Second Amendment]

SECOND AMENDMENT TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
MID-CON ENERGY PARTNERS, LP

THIS SECOND AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MID-CON ENERGY PARTNERS, LP dated as of [●], 2017 (this “Amendment”) is entered into by Mid-Con Energy GP, LLC (the “General Partner”), a Delaware limited liability company and the general partner of Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in Section 13.1 of the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 20, 2011, as amended by the First Amendment thereto, dated as of August 11, 2016 (as amended, the “Partnership Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any Partnership purpose at any time and from time to time to such Persons and for such consideration and on such terms and conditions as the General Partner in its sole discretion shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that the Partnership Interests authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests) as shall be fixed by the General Partner;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner may, without the approval of any Limited Partner, amend any provision of the Partnership Agreement that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Class B Preferred Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Class B Preferred Units, including, without limitation, the conversion of the Class B Preferred Units into Common Units in accordance with the terms described herein, (ii) the issuance of the Class B Preferred Units to the Purchasers pursuant to the Class B Preferred Unit Purchase Agreement and (iii) such other matters as are provided herein; and

HOU:3835927.4

ACTIVE 226520424

WHEREAS, pursuant to Section 5.10(c)(iv) of the Partnership Agreement, the General Partner has received the approval of a Class A Preferred Unit Majority approving the creation and issuance of the Class B Preferred Units, with such rights, preferences and privileges as are set forth in this Amendment.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner hereby adopts the following:

A.Amendment. The Partnership Agreement is hereby amended as follows:

1.Article I is hereby amended to add or restate, as applicable, the following definitions in Section 1.1 in the appropriate alphabetical order:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. For purposes of this Agreement, and not in limitation of the foregoing (i) the Partnership, on the one hand, and the Purchasers, on the other hand, shall not be considered Affiliates solely by virtue of such Purchasers holding Class A Preferred Units, (ii) the Partnership, on the one hand, and the Class B Purchasers, on the other hand, shall not be considered Affiliates solely by virtue of such Class B Purchasers holding Class B Preferred Units and (iii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Purchaser, a Class B Purchaser, or any of their respective Affiliates, or the direct or indirect equity owners, including limited partners of a Purchaser, a Class B Purchaser, or any of their respective Affiliates, shall be considered an Affiliate of such Purchaser or Class B Purchaser, as applicable.

“Class A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and/or distributions upon liquidation of the Partnership (taking into account the intend effects of the allocation of gains and losses as provided in this Agreement), ranks pari passu with the Class A Preferred Units, including the Class B Preferred Units.

“Class B Change of Control” means the occurrence of any of the following events: (i) the Class B Permitted Holders cease to beneficially own, directly or indirectly, at least 50% of the outstanding voting securities of the General Partner, measured by voting power rather than number of units; (ii) the Common Units are no longer listed or admitted to trading on the NASDAQ or another National Securities Exchange; (iii) the direct or indirect sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, to any Section 13(d) Person or Persons; or (iv) the General Partner withdraws or is removed by the Limited Partners in accordance with the terms of this Agreement.

“Class B Closing Date” has the meaning ascribed to the term “Closing Date” in the Class B Preferred Unit Purchase Agreement.

“Class B COC Redemption Premium” means, with respect to a Class B Redemption Date occurring (i) prior to the second anniversary of the Class B Closing Date, 150% of the Class B Preferred Unit Price; (ii) during the period commencing on the second anniversary, and ending on the date immediately preceding the third anniversary, of the Class B Closing Date, 130% of the Class A Preferred Unit Price; (iii) during the period commencing on the third anniversary, and ending on the date immediately preceding the fourth anniversary, of the Class B Closing Date, 110% of the Class B Preferred Unit Price; and (iv) thereafter, 100% of the Class B Preferred Unit Price.

“Class B Conversion Price” means, subject to Section 5.12(d)(ix), the Class B Preferred Unit Price.

“Class B Conversion Rate” means a number of Common Units equal to the quotient of (i) the Class B Preferred Unit Price divided by (ii) the Class B Conversion Price.

“Class B Minimum Conversion Amount” means (i) a number of Class B Preferred Units having an aggregate value of $1.0 million, which value is calculated by multiplying (A) the number of Class B Preferred Units to be converted by (B) the Class B Preferred Unit Price, or (ii) if the value of the Class B Preferred Units (calculated in accordance with clause (i) above) to be converted by the Class A Preferred Holder requesting conversion does not equal or exceed $1.0 million, then all of the Class B Preferred Units held by such Class B Preferred Holder.

“Class B Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and/or distributions upon liquidation of the Partnership (taking into account the intend effects of the allocation of gains and losses as provided in this Agreement), ranks pari passu with the Class B Preferred Units, including the Class A Preferred Units.

“Class B Payment Date” has the meaning set forth in Section 5.12(b)(iv).

“Class B Permitted Affiliate” has the meaning set forth in Section 4.11(c).

“Class B Permitted Holder” means: (i) Charles R. Olmstead and Jeffrey R. Olmstead; (ii) any wife, lineal descendant, legal guardian or other legal representative or estate of any of Charles R. Olmstead and Jeffrey R. Olmstead; (iii) any estate planning trust of which at least one of the trustees is any of Charles R. Olmstead and Jeffrey R. Olmstead; and (iv) any other Person that is controlled directly or indirectly by any one or more of Charles R. Olmstead and Jeffrey R. Olmstead.

“Class B PIK Distribution Amount” has the meaning set forth in Section 5.12(b)(i)(B).

“Class B PIK Payment” has the meaning set forth in Section 5.12(b)(i)(B).

“Class B PIK Payment Date” has the meaning set forth in Section 5.12(b)(v).

“Class B PIK Unit” means a Class B Preferred Unit issued pursuant to a Class B Preferred Unit Distribution in accordance with Section 5.12(b)(i)(B).

“Class B Preferred Holder” means a holder of a Class B Preferred Unit.

“Class B Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class B Preferred Unit in this Agreement, including Class B PIK Units.

“Class B Preferred Unit Distribution” has the meaning assigned to such term in Section 5.12(b)(i)(A).

“Class B Preferred Unit Distribution Amount” has the meaning assigned to such term in Section 5.12(b)(i)(A).

“Class B Preferred Unit Majority” means the affirmative vote or consent of a majority of the Outstanding Class B Preferred Units, voting separately as a class with one vote per Class B Preferred Unit.

“Class B Preferred Unit Price” means $1.36 per Class B Preferred Unit.

“Class B Preferred Unit Purchase Agreement” means the Class B Preferred Unit Purchase Agreement, dated as of November 14, 2017, among the Partnership and the Class B Purchasers.

“Class B Prohibited Payment” has the meaning set forth in Section 5.12(b)(i)(B).

“Class B Purchaser” and “Class B Purchasers” have the meaning given to such terms in the introductory paragraph of the Class B Preferred Unit Purchase Agreement.

“Class B Redemption Date” means, with respect to each Class B Preferred Unit, the date on which the Partnership has completed the redemption of such Class B Preferred Unit pursuant to Section 5.12(e)(ii) or Section 5.12(f).

“Class B Transfer Agent” means the Person who is then serving as the Transfer Agent with respect to the Common Units.

“Class B Transfer Limitation Period” has the meaning set forth in Section 4.11(a).

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to the Common Units in this Agreement. The term “Common Unit” does not refer to or include any Class A Preferred Unit or Class B Preferred Unit prior to its conversion into a Common Unit pursuant to the terms of this Agreement.

“Conversion Date” means, with respect to each Class A Preferred Unit, the date on which the Partnership has completed the conversion of such Class A Preferred Unit pursuant to Section 5.10(d) and, with respect to each Class B Preferred Unit, the date on which the Partnership has completed the conversion of such Class B Preferred Unit pursuant to Section 5.12(d).

“Liquidation Preference” means, with respect to each Class A Preferred Unit, the sum of the Class A Preferred Unit Price (subject to adjustments for any stock splits, combinations or recapitalization with respect to the Class A Preferred Units) plus all accrued but unpaid and accumulated distributions, if any, on such Class A Preferred Unit to, but not including, the Liquidation Date, and, with respect to each Class B Preferred Unit, the sum of the Class B Preferred Unit Price (subject to adjustments for any stock splits, combinations or recapitalization with respect to the Class B Preferred Units) plus all accrued but unpaid and accumulated distributions, if any, on such Class B Preferred Unit to, but not including, the Liquidation Date.

“Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Class A Preferred Units and the Class B Preferred Units, including but not limited to Common Units and General Partner Interests.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interest (including, for the avoidance of doubt, any Common Unit, Class A Preferred Unit and Class B Preferred Unit), but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.

“Percentage Interest” means as of any date of determination (a) as to the General Partner, with respect to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units deemed held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and Notional General Partner Units and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as part of such issuance. The Percentage Interest with respect to a Class A Preferred Unit and a Class B Preferred Unit shall, in each case, at all times be zero.

“Preferred Holder” means a Record Holder of Preferred Units.

“Preferred Units” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Common Units, including the Class A Preferred Units and the Class B Preferred Units.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to Class A Preferred Holders or Class B Preferred Holders, apportioned equally among all Class A Preferred Holders or Class B Preferred Holders, as applicable, in accordance with the relative number or percentage of Class A Preferred Units or Class B Preferred Units, respectively, held by each such Class A Preferred Holder or Class B Preferred Holder, as applicable, and (d) when used with respect to Preferred Holders, apportioned equally among all Preferred Holders in accordance with the relative number or percentage of Preferred Units held by each such Preferred Holder.

“Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and/or distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Class A Preferred Units and the Class B Preferred Units.

“Stated Class B Liquidation Preference” means an amount equal to $1.36 per Class B Preferred Unit.

“Stated Liquidation Preference” means (a) when used with respect to a Class A Preferred Unit, the Stated Class A Liquidation Preference, and (b) when used with respect to a Class B Preferred Unit, the Stated Class B Liquidation Preference.

“Suspension Period” means the period beginning on the Class A Closing Date and ending on the fifth anniversary of the Class A Closing Date, unless earlier terminated with the consent of the Class A Preferred Holders and the Class B Preferred Holders in accordance with Section 5.10(c)(iv) and Section 5.12(c)(iv), respectively.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Class A Preferred Units and Class B Preferred Units but shall not include the General Partner Interest.

2.Article I is hereby amended to delete the following definitions in Section 1.1:

(a) “Parity Securities”

3.The Partnership Agreement is hereby amended to replace all references to “Parity Securities” with “Class A Parity Securities.”

4.Article IV is hereby amended to add a new Section 4.11 implementing certain transfer restrictions on the Class B Preferred Units:

Section 4.11	Restrictions on Transfer of Class B Preferred Units.

(a)During the period beginning on the Class B Closing Date and ending on the date immediately preceding the first anniversary of the Class B Closing Date (the “Class B Transfer Limitation Period”), no Class B Purchaser nor any Affiliate of a Class B Purchaser shall, except as provided in Section 4.11(c), transfer any Class B Preferred Units held by such Class B Purchaser or Affiliate without the approval of the General Partner.

(b)After the Class B Transfer Limitation Period, each Class B Purchaser may transfer any Class B Preferred Units held by it to any other Person or Persons, except for any transfers to any Section 13(d) Persons that, after giving effect to such transfer, would own more than 15% of the Outstanding Common Units, including the number of Common Units into which such Class B Preferred Units to be transferred to such Section 13(d) Persons are then convertible; provided, however, that the foregoing restriction shall not apply to any transfer of Class B Preferred Units to (i) any investment bank or similar institution that assists in the brokering or marketing of the Class B Preferred Units on behalf of any Class B Purchaser or (ii) any Affiliate of such Class B Purchaser, provided, that, in the case of this clause (ii), subsequent transferees (including such Affiliates) shall remain subject to the restriction.

(c)Notwithstanding anything to the contrary contained herein, a Class B Purchaser shall at all times from and after the Class B Closing Date be permitted to transfer any Class B Preferred Units held by such Class B Purchaser to any Person that is an Affiliate of such Class B Purchaser or to another Class B Purchaser (each such Person, a “Class B Permitted Affiliate”), provided that any such transfer would not result in a Technical Termination; provided further, that the Partnership shall provide any Class B Purchaser, upon its request, with information sufficient for such Class B Purchaser to determine if a proposed transfer of Class B Preferred Units would result in a Technical Termination.

(d)Notwithstanding anything to the contrary contained herein, no Class B Purchaser shall transfer any Class B Preferred Units to any Person that is a Competitor; provided, however, that the foregoing restriction shall not apply to any transfer of Class B Preferred Units on any National Securities Exchange on which the Class B Preferred Units are then-listed or admitted for trading; provided, further, that there shall be no obligation to list or admit the Class B Preferred Units for trading on any National Securities Exchange.

(e)This Section 4.11 sets forth all restrictions on transfer applicable to Class B Preferred Units.

5.Section 5.5(a) is hereby amended and restated as follows:

(a)

The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest; provided that the Capital Account of a holder in respect of Class A Preferred Units or Class B Preferred Units shall not be decreased by the amount of any Class A Preferred Unit Distributions or Class B Preferred Unit Distributions, as applicable, and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account with respect to the Class A Preferred Units shall be Stated Class A Liquidation Preference. The initial Capital Account with respect to the Class B Preferred Units shall be Stated Class B Liquidation Preference.  In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and conversion of Class A Preferred Units and Class B Preferred Units, unless otherwise required by applicable law.

6.Section 5.5(d)(i) is hereby amended and restated as follows:

7.(d)(i) Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option (including the conversion of a Class A Preferred Unit or a Class B Preferred Unit in accordance with Section 5.10(d) and Section 5.12(d), as applicable), the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of a Conversion Date, immediately after such Conversion Date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Class A Preferred Unit or Class B Preferred Unit, first among the Partners holding Common Units as may be necessary to cause the Capital Account attributable to each Common Unit to be the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1 in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the occurrence of a Conversion Date is not sufficient to cause the Capital Account attributable to each Common Unit to be the same, then Capital Account balances shall be reallocated between the Partners holding such Units so as to cause the Capital Account attributable to each Common Unit to be the same, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining Unrealized Gain or Unrealized Loss in connection with the issuance of additional Partnership Interests or a Conversion Date, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of an adjustment to the Carrying Value of

Partnership property resulting from the exercise of a Noncompensatory Option (including conversion of a Class A Preferred Unit or Class B Preferred Unit) immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of the Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt in its sole discretion. For this purpose, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time (on a fully converted basis) of all Partners at such time, and the amount of Partnership liabilities; and, if before the Conversion Date of any Preferred Units or other Noncompensatory Options, may adjust the fair market value of all Partnership assets to reflect the difference, if any, between the fair market value of any Preferred Units or other Noncompensatory Options for which the Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

8.Section 5.10(b)(iv) is hereby amended and restated as follows:

9.(iv)All Class A Preferred Unit Distributions shall be paid Quarterly, in arrears, on the earliest of: (A) the date that distributions are made on the Class B Preferred Units for such Quarter pursuant to Section 5.12(b); (B) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3(a) and (C) the date that is forty-five (45) days after the end of such Quarter (such date, the “Payment Date”).

10.Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

Section 5.12	Establishment of Class B Preferred Units

(a)General. The General Partner hereby designates and creates a series of Units to be designated as “Class B Preferred Units,” having the terms and conditions set forth herein.

(b)Distributions.

(i)Beginning with the Quarter ending December 31, 2017, the Class B Preferred Holders as of the applicable Record Date shall be entitled to receive distributions in accordance with the following provisions:

A)The Partnership shall pay a cumulative distribution equal to $0.0272 per Quarter in respect of each Outstanding Class B Preferred Unit, subject to adjustment in accordance with Section 5.12(d)(ix) (the “Class B Preferred Unit Distribution Amount” and such distribution, a “Class B Preferred Unit Distribution”). The Class B Preferred Unit Distribution Amount for the period ending December 31, 2017 shall be pro-rated for the period commencing on the Class B Closing Date and ending on, and including, December 31, 2017.

B)Each Class B Preferred Unit Distribution shall be paid in cash at the Class B Preferred Unit Distribution Amount; provided, however, that if the Credit Agreement prohibits the Partnership from paying the Class B Preferred Unit Distribution in respect of any Quarter to all Class B Preferred Holders in cash (a “Class B Prohibited Payment”), then the Class B Preferred Unit Distribution for such Quarter shall be paid in additional Class B Preferred Units (a “Class B PIK Payment”), and the Class B Preferred Unit Distribution Amount for such Quarter shall be $0.034 in respect of each Outstanding Class B Preferred Unit, subject to adjustment in accordance with Section 5.12(d)(ix) (the “Class B PIK Distribution Amount”). If the Partnership fails to pay in full any Class B Preferred Unit Distribution (or portion thereof) on the applicable Class B Payment Date, then (1) the Class B Preferred Unit Distribution Amount in respect of such Quarter will accumulate until paid in full in cash (or until the earlier conversion or redemption of the Class B Preferred Unit), and (2) the Partnership shall not be permitted to, and shall not, declare or make (x) any distributions in respect of any Junior Securities, or (y) any distribution in respect of any Class B Parity Securities, unless and until all accrued and unpaid Class B Preferred Unit Distributions have been paid in full in cash; provided, however, that distributions may be declared and paid in respect of the Class B Preferred Units and any Class B Parity Securities, as long as such distributions are declared and paid pro rata such that the amounts of distributions declared per Class B Preferred Unit and per unit of such Class B Parity Security shall in all cases bear to each other the same ratio that accrued but unpaid and accumulated distributions per Class B Preferred Unit and per unit of such Class B Parity Security bear to each other.

(ii)The number of Class B PIK Units to be issued in connection with any Class B PIK Payment shall be equal to the quotient of (A) the Class B PIK Distribution Amount divided by (B) the Class B Preferred Unit Price; provided that instead of issuing any fractional Class B PIK Unit, the Partnership shall round the number of Class B PIK Units issued to each Class B Preferred Holder down to the nearest whole Class B PIK Unit and pay cash in lieu of such fractional Unit.

(iii)Class B Preferred Unit Distributions shall accrue on a daily basis; provided, however, that, with respect to any Class B Preferred Unit that is converted into Common Units in accordance with Section 5.12(d), the holder thereof shall not be entitled to both a Class B Preferred Unit Distribution and a Common Unit distribution in respect of (A) the most recently completed Quarter or (B) the Quarter in which the conversion is consummated, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the Record Date in respect of each such Quarter, which Record Date shall not be later than 10 days prior to the Class B Payment Date.

(iv)All Class B Preferred Unit Distributions shall be paid Quarterly, in arrears, on the earliest of: (A) the date that distributions are made on the Class A Preferred Units for such Quarter pursuant to Section 5.10(b); (B) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3(a) or such earlier date after the end of such Quarter as the General Partner may determine, and (C) the date that is forty-five (45) days after the end of such Quarter (such date, the “Class B Payment Date”).

(v)When Class B PIK Units are payable to a Class B Preferred Holder pursuant to this Section 5.12, the Partnership shall issue the Class B PIK Units to such holder in accordance with Section 5.12(b)(iv) above (the date of issuance of such Class B PIK Units, the “Class B PIK Payment Date”). On the Class B PIK Payment Date, the Partnership shall issue to such Class B Preferred Holder the number of Class B PIK Units to which such holder shall be entitled by a notation in book entry form in the books of the Class B Transfer Agent or, at the request of such Class B Preferred Holder, by a certificate or certificates for the number of Class B PIK Units to which such Class B Preferred Holder shall be entitled. All Class B PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment.

(vi)For purposes of maintaining Capital Accounts, if the Partnership issues one or more Class B PIK Units with respect to a Class B Preferred Unit, (i) the Partnership shall be treated for federal income tax purposes as having made a guaranteed payment for the use of capital under Section 707(c) of the Code with respect to such Class B Preferred Unit in an amount equal to the Class B PIK Distribution Amount, and (ii) the holder of such Class B Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Class B PIK Units an amount of cash equal to the Class B PIK Distribution Amount less the amount of any cash distributed by the Partnership in lieu of fractional Class B PIK Units, with such holder’s Capital Account being increased by the amount of such deemed contribution.

(vii)For the avoidance of doubt and not withstanding anything in Sections 6.3(a) to the contrary, any Available Cash that is to be distributed pursuant to Sections 6.3(a) shall be distributed first in accordance with this Section 5.12(b).

(viii)All Class B Preferred Unit Distributions payable by the Partnership pursuant to this Section 5.12 shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(c)Voting Rights.

(i)Notwithstanding anything to the contrary in this Agreement, the Class B Preferred Units shall have no voting rights and no rights to consent or approve any action or matter, except as set forth in this Section 5.12(c), Section 13.3, or as otherwise required by Delaware law.

(ii)The Class B Preferred Units will have such voting rights pursuant to this Agreement as such Class B Preferred Units would have if they were converted into Common Units, at the Class B Conversion Rate then in effect, and shall vote together with the Common Units as a single class, except that the Class B Preferred Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Class B Preferred Units in relation to other classes of Partnership Interests or as required by law.

(iii)The approval of a Class B Preferred Unit Majority shall be required to approve any matter for which the Class B Preferred Holders are entitled to vote as a separate class.

(iv)The approval of a Class B Preferred Unit Majority shall be required to:

A)amend this Agreement in any manner that adversely alters or changes the rights, powers, privileges or preferences or duties and obligations of the Class B Preferred Units;

B)amend this Agreement in any manner that modifies any terms of the Class B Preferred Units;

C)issue additional Class B Preferred Units;

D)create (by reclassification or otherwise) and issue any class of Senior Securities or Class B Parity Securities (or amend the provisions of any existing class of Partnership Interests to make any such class of Partnership Interests a class of Senior Securities or Class B Parity Securities);

E)incur any indebtedness for borrowed money (other than under the Credit Agreement, including any increase in the borrowing base thereunder or any amendment or restatement thereof, and trade accounts payable arising in the ordinary course of business);

F)terminate the Suspension Period under the Equity Distribution Agreement; or

G)enter into any oral or written agreement, including any agreement effecting a merger or consolidation, or otherwise commit to do any of the foregoing.

(d)Conversion.

(i)(A) At any time during the period beginning on [●]1, and ending on the Business Day immediately prior to the first to occur of (1) the fifth anniversary of the Class A Closing Date, and (2) the effective date of a Class B Change of Control, each Class B Preferred Holder shall have the right, at its sole election, to convert all or any portion of the Class B Preferred Units held by such electing Class B Preferred Holder, in an aggregate amount equaling or exceeding the Class B Minimum Conversion Amount, into Common Units at the Class B Conversion Rate then in effect, and (B) immediately prior to effectiveness of a Change of Control, in accordance with an election made pursuant to Section 5.12(e)(i)(B), each Class B Preferred Holder shall have the right, at its sole election, to convert all or any portion of the Class B Preferred Units held by such electing Class B Preferred Holder into Common Units at the Class B Conversion Rate then in effect, in each case, by delivery of: (x) written notice to the Partnership, in the form set forth as Exhibit C hereto, setting forth the number of Class B Preferred Units it holds and the number of Class B Preferred Units it is electing to convert, and (y) if such Class B Preferred Units are Certificated, a Class B Preferred Unit Certificate to the Class B Transfer Agent representing an amount of Class B Preferred Units at least equal to the amount such Class B Preferred Holder is electing to convert (or an instruction letter to the Class B Transfer Agent if the Class B Preferred Units are in book-entry form), together with such additional information as may be requested by the Class B Transfer Agent. The Partnership shall give each Class B Preferred Holder at least ten (10) Business Days prior written notice of any Change of Control. In the case of any Certificate representing Class B Preferred Units which are converted in part only, upon such conversion, the Class B Transfer Agent shall authenticate and deliver to the Class B Preferred Holder thereof, at the expense of the Partnership, a new Certificate representing the number of Class B Preferred Units not so converted.

(ii)On the fifth anniversary of the Class A Closing Date, if a Class B Preferred Holder has not elected, pursuant to Section 5.12(f), to cause the Partnership to redeem all of the Class B Preferred Units held by such Class B

[1]	NTD: Date that is the 6 month anniversary of the Class B Closing Date.

Preferred Holder, then immediately following the Partnership’s redemption of Class B Preferred Units pursuant to Section 5.12(f), all of such Class B Preferred Holder’s Outstanding Class B Preferred Units shall automatically convert into Common Units at the Class B Conversion Rate then in effect.

(iii)The Partnership shall make a cash payment with respect to each Class B Preferred Unit converted pursuant to this Section 5.12(d), in an amount equal to all accrued but unpaid and accumulated distributions on such Class B Preferred Unit to, but not including, the Conversion Date; provided, however, that such accrued but unpaid and accumulated distributions shall not include any Class B Preferred Unit Distribution accrued in respect of (A) the most recently completed Quarter, if the Record Date in respect of such Quarter has not yet passed, or (B) the Quarter in which the conversion is consummated.

(iv)In lieu of issuing any fractional Common Unit upon the conversion of a Class B Preferred Unit pursuant to this Section 5.12(d), the Partnership shall, in the sole discretion of the General Partner, round the number of Common Units issued upon conversion of each Class B Preferred Unit (A) up to the nearest whole Common Unit or (B) down to the nearest whole Common Unit and pay cash in lieu of any such fractional Common Unit.

(v)Upon conversion, the rights of a holder of converted Class B Preferred Units as a Class B Preferred Holder shall cease with respect to such converted Class B Preferred Units, including any rights under this Agreement with respect to Class B Preferred Holders, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement and the rights of a Class B Preferred Holder in respect of any Class B Preferred Units not converted. Each Class B Preferred Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Class B Preferred Unit converted. Notwithstanding the foregoing, as the result of a conversion, a holder shall not lose or relinquish any claims or rights of action such holder may then or thereafter have as a result of such holder’s ownership of the converted Class B Preferred Units.

(vi)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class B Preferred Units. However, the Class B Preferred Holder whose Class B Preferred Units are converted shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Class B Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Class B Transfer Agent receives a sum sufficient to pay any tax or duties due because the Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(vii)All Common Units delivered upon conversion of the Class B Preferred Units in accordance with this Section 5.12(d) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement and other than restrictions on transfer under applicable securities laws.

(viii)The Partnership shall comply with all applicable securities laws pertaining to the issuance of any Common Units upon conversion of Class B Preferred Units and, if the Common Units are then listed, quoted or admitted to trading on the NASDAQ or any other National Securities Exchange or other market, shall list or cause to have quoted or admitted to trading and keep listed, quoted or admitted to trading the Common Units issuable upon conversion of the Class B Preferred Units to the extent permitted or required by the rules of such exchange or market.

(ix)If, after the Class B Closing Date, the Partnership (A) makes a distribution on its Common Units in Common Units, (B) subdivides or splits its outstanding Common Units into a greater number of Common Units, (C) combines or reclassifies its Common Units into a smaller number of Common Units or (D) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Class B Conversion Price in effect at the time of the Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Class B Preferred Units after such time shall entitle the holder to receive (x) the aggregate number of Common Units (or shares of any Partnership Interests into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (C) and (D) above) that such holder would have been entitled to receive if the Class B Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and (y) in the case of clause (A), the aggregate number of Common Units that such holder would have been entitled to receive in connection with such distribution.  In the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions of this Section 5.12 relating to the Class B Preferred Units shall not be abridged or amended and that the Class B Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class B Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.12(d)(ix) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(e)Change of Control.

(i)In the event of a Class B Change of Control, each Class B Preferred Holder shall have the option, at its sole election, to:

A)if the Partnership is the surviving entity following such Class B Change of Control, continue to hold Class B Preferred Units; or

B)immediately prior to effectiveness of such Class B Change of Control, convert all or any portion of the Class B Preferred Units held by such Class B Preferred Holder into Common Units, at the Class B Conversion Rate then in effect, in accordance with applicable provisions of Section 5.12(d).

(ii)If (A) a Class B Preferred Holder does not elect to convert all of the Class B Preferred Units held by such Class B Preferred Holder into Common Units pursuant to Section 5.12(e)(i)(B), and (B) the Partnership is not the surviving entity following such Class B Change of Control, then immediately following effectiveness of such Class B Change of Control, the Partnership shall redeem in cash all, but not less than all, of the Class B Preferred Units held by such Class B Preferred Holder at a price per Class B Preferred Unit equal to the Class B COC Redemption Premium, plus any accrued but unpaid and accumulated distributions on such Class B Preferred Units to, but not including, the Class B Redemption Date.

(f)Redemption.

(i)On the fifth anniversary of the Class A Closing Date, each Class B Preferred Holder shall be entitled to elect to cause the Partnership to redeem in cash all or any portion of the Class B Preferred Units held by such Class B Preferred Holder at a price per Class B Preferred Unit equal to the Unit Purchase Price, plus any accrued but unpaid and accumulated distributions on such Class B Preferred Units to, but not including, the Class B Redemption Date.

(g)Certificates.

(i)If requested by a Class B Preferred Holder, the Class B Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve; unless and until the Board of Directors determines to assign the responsibility to another Person, Wells Fargo Shareowner Services will act as the Class B Transfer Agent for the Class B Preferred Units. The certificates evidencing Class B Preferred Units shall be separately identified and shall not bear the same CUSIP number, if any, as the certificates evidencing Common Units.

(ii)The certificate(s) representing the Class B Preferred Units may be imprinted with a legend in substantially the following form:

(iii)“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF DECEMBER 20, 2011, AS AMENDED OR RESTATED FROM TIME TO TIME, AND (ii) THE CLASS B CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF NOVEMBER 14, 2017, BY AND BETWEEN THE PARTNERSHIP AND THE CLASS B PURCHASERS PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(iv)In connection with a sale of Class B Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class B Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the certificate(s) representing such Class B Preferred Units (or the book-entry account maintained by the Class B Transfer Agent), and the Partnership shall bear all costs associated therewith.

11.Article V is hereby amended to add a new Section 5.13 as follows:

Section 5.13	Special Provisions Relating to the Class B Preferred Holders.

(a)Immediately upon the conversion of any Class B Preferred Unit into Common Units pursuant to Section 5.12(d), the Unitholder holding a Class B Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units.

(b)A Unitholder holding a Class B Preferred Unit that has converted into a Common Unit pursuant to Section 5.12(d) shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Class B Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Class B Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Class B Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within five (5) Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 5.13(b) as soon as practicable following a Conversion Date or as earlier provided herein.

(c)Except as expressly set forth herein, all payments and distributions to holders of Class B Preferred Units shall be made ratably to them in accordance with the Class B Preferred Units held by them.

12.Section 6.1(a) is hereby amended and restated as follows:

(a)Net Income. After giving effect to the special allocations set forth in Sections 6.1(d) and (e) and any allocations to other Partnership Interests, Net Income for each taxable period and all items of income, gain, loss, deduction, and Simulated Gain taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i)First, 100% to the General Partner until the General Partner has been allocated cumulative Net Income for the current and all prior taxable periods equal to the cumulative Net Loss previously allocated to the General Partner pursuant to Section 6.1(b)(iii); and

(ii)The balance, if any, to all Partners (other than Preferred Holders in respect of their Preferred Units), Pro Rata.

13.Section 6.1(b) is hereby amended and restated as follows:

(a)Net Loss. After giving effect to the special allocations set forth in Sections 6.1(d) and (e) and any allocations to other Partnership Interests, Net Loss for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)First, to all Partners (other than Preferred Holders in respect of their Preferred Units), Pro Rata; provided, however, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Preferred Units then held by such Partner;

(ii)Second, to the Class A Preferred Holders and Class B Preferred Holders, Pro Rata; provided that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any such Class A Preferred Holder or Class B Preferred Holder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii)The balance, if any, 100% to the General Partner.

14.Section 6.1(c) is hereby amended and restated as follows:

(a)Net Termination Gains and Losses. After giving effect to the special allocations set forth in Sections 6.1(d) and (e) and any allocations to other Partnership Interests, Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction, and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i)If a Net Termination Gain (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain) is recognized, such Net Termination Gain shall be allocated in the following manner:

A)First, to the General Partner until the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(C) for all previous taxable periods;

B)Second, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

C)Third, 100% to all Partners (other than Preferred Holders in respect of their Preferred Units), Pro Rata.

(ii)If a Net Termination Loss is recognized, such Net Termination Loss shall be allocated among the Partners in the following manner:

A)First, to all Partners (other than Preferred Holders in respect of their Preferred Units), Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

B)Second, to Class A Preferred Holders and Class B Preferred Holders, Pro Rata, until the Capital Account in respect of each Class A Preferred Unit and Class B Preferred Unit then Outstanding has been reduced to zero; and

C)The balance, if any, 100% to the General Partner.

15.Section 6.1(d)(xii) is hereby amended and restated as follows:

(i)(xii)Allocations with respect to Preferred Units.

A)Net Termination Gain, if any, for the taxable period (or, to the extent necessary, items of income or gain for the taxable period) shall be allocated to each Preferred Holder in proportion to, and to the extent of, an amount equal to the excess, if any, of (x) the Stated Liquidation Preference with respect to such holder’s Preferred Units over (y) such holder’s existing Capital Account balance in respect of such Preferred Units, until the Capital Account balance of each such holder in respect of its Preferred Units is equal to the Stated Liquidation Preference in respect of such Preferred Units.

B)With respect to any taxable period ending upon, or after, an applicable Conversion Date, items of Partnership income, gain or loss, as applicable, shall be allocated 100% to each Partner holding such Preferred Units until each such Partner has been allocated an amount of Partnership income or gain that increases the Capital Account maintained with respect to such converted Preferred Units to an amount equal to the product of (X) the number of converted Preferred Units multiplied by (Y) the Per Unit Capital Account for a Common Unit. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Preferred Units and the Capital Accounts underlying Common Units.

C)Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (1) the Liquidation Date occurs prior to the conversion of the last Outstanding Preferred Unit and (2) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Preferred Unit does not equal or exceed the applicable  Liquidation Preference, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Preferred Unit to equal the applicable Liquidation Preference. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Preferred Units to Unitholders holding Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xii)(C) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xii)(C), cause the Per Unit Capital Amount in respect of each Preferred Unit to equal the applicable Liquidation Preference.

B.Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C.Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E.Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to Unit prices, Unit numbers and distribution amounts (other than those expressed in percentages) herein, shall be, in each instance, appropriately adjusted for unit splits, combinations, distributions and the like.

F.Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

MID-CON ENERGY GP, LLC

By:	/s/ Jeffrey R. Olmstead
Name:	Jeffrey R. Olmstead
Title:	Chief Executive Officer

SECOND AMENDMENT TO

FIRST AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF MID-CON ENERGY PARTNERS, LP

HOU:3835927.4

Exhibit C

FORM OF NOTICE OF CONVERSION

CLASS B PREFERRED UNIT CONVERSION NOTICE
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER
TO CONVERT CLASS A PREFERRED UNITS)

[Date]

The undersigned hereby elects to convert the number of Class B Preferred Units (“Class B Preferred Units”) of Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), indicated below into common units (“Common Units”) of the Partnership, according to the conditions hereof, as of the date written below. If Common Units are to be issued in the name of a person other than the holder of such Class B Preferred Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of Class B Preferred Units to be Converted:

Total Amount of Accrued, Accumulated and Unpaid Class B Preferred Unit Distributions:

Applicable Class B Conversion Ratio:

Number of Common Units to be Issued:

Name in which Certificate for Common Units to be Issued:

Address for Delivery:

[REGISTERED HOLDER]

By:
Authorized Officer:
Title:

Exhibit B

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

MID-CON ENERGY PARTNERS, LP

AND

THE PURCHASERS NAMED ON SCHEDULE A HERETO

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2017, by and among Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and each of the Purchasers set forth on Schedule A to this Agreement (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, this Agreement is entered into in connection with the closing of the issuance and sale of the Class B Preferred Units (as defined below), pursuant to the Class B Convertible Preferred Unit Purchase Agreement, dated as of [●], 2017 (the “Purchase Agreement”), by and among the Partnership and the Purchasers;

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement; and

WHEREAS, it is a condition to the respective obligations of the Partnership and each of the Purchasers to consummate the transactions contemplated by the Purchase Agreement that each of the parties hereto execute and deliver this Agreement, contemporaneously with the Closing of the transactions contemplated by the Purchase Agreement;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows

Article I
DEFINITIONS

Section 1.01Definitions.  Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement.  The terms set forth below are used herein as so defined:

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Closing Date” means [●], 2017.

“Demand Notice” has the meaning specified therefor in Section 2.04 of this Agreement.

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“Effective Date” means, with respect to a particular Shelf Registration Statement, the date of effectiveness of such Shelf Registration Statement.

“Effectiveness Deadline” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Effectiveness Period” means the period beginning on the Effective Date for the Registration Statement and ending at the time all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities.

“Holder” means the record holder of any Registrable Securities under this Agreement.  For the avoidance of doubt, in accordance with Section 3.05 of this Agreement, for purposes of determining the availability of any rights and applicability of any obligations under this Agreement, including, calculating the amount of Registrable Securities held by a Holder, a Holder’s Registrable Securities shall be aggregated together with all Registrable Securities held by other Holders who are Affiliates of such Holder.

“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Launch” has the meaning specified therefor in Section 2.04 of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any Governmental Authority.

“Losses” has the meaning specified therefor in Section 2.09(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

“Opt-Out Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Partnership” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Threshold Amount” means $1.0 million.

“Post-Launch Withdrawing Selling Holders” has the meaning specified therefor in Section 2.04 of this Agreement.

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“Preferred Units” means the Class B Convertible Preferred Units of the Partnership initially purchased and sold pursuant to the Purchase Agreement (including, with respect to a Selling Holder, Preferred Units acquired from another Selling Holder) and any Class B PIK Units, in each case, issued pursuant to the Amended Partnership Agreement.

“Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Purchaser” and “Purchasers” have the meanings specified therefor in the introductory paragraph of this Agreement.

“Registrable Securities” means the Common Units issued or issuable upon conversion of any of the Preferred Units, and includes any type of ownership interest issued to the Holder as a result of Section 3.04 of this Agreement.

“Registrable Securities Amount” means the calculation based on the product of the Unit Purchase Price times the number of Registrable Securities.

“Registration Effective Date” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Registration Expenses” has the meaning specified therefor in Section 2.08(b) of this Agreement.

“Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Selling Expenses” has the meaning specified therefor in Section 2.08(b) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities under a Registration Statement pursuant to the terms of this Agreement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.09(a) of this Agreement.

“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Registrable Securities are sold to one or more underwriters on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“Unit Purchase Price” means $[●].

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“VWAP Price” means, for each such period of measurement, the volume weighted average closing price of a Common Unit on the national securities exchange on which the Common Units are then listed (or admitted to trading).

Section 1.02Registrable Securities.  Any Registrable Security shall cease to be a Registrable Security at the earliest of the following:  (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been sold or disposed of (excluding transfers or assignments by a Holder to an Affiliate) pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) under circumstances in which all of the applicable conditions of Rule 144 (as then in effect) are met; (c) when such Registrable Security is held by the Partnership or one of its Affiliates (other than a Purchaser or its Affiliates); (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.11 hereof; or (e) the third anniversary of the Effectiveness Deadline (as defined in Section 2.01(a)).

Article II
REGISTRATION RIGHTS

Section 2.01Shelf Registration.

(a)Shelf Registration.  Within 90 calendar days of the Closing Date, the Partnership shall use its reasonable best efforts to prepare and file a Shelf Registration Statement with the SEC to permit the public resale of all Registrable Securities on the terms and conditions specified in this Section 2.01 (a “Registration Statement”).  The Registration Statement filed with the SEC pursuant to this Section 2.01(a) shall be on Form S‑3 or, if Form S‑3 is not then available to the Partnership, on Form S‑1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering the Registrable Securities, and shall contain a prospectus in such form as to permit any Selling Holder covered by such Registration Statement to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the Effective Date for such Registration Statement.  The Partnership shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.01(a) to be declared effective no later than 180 calendar days after the Closing Date (the “Effectiveness Deadline”).  During the Effectiveness Period, the Partnership shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.01(a) to remain continuously effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities until all Registrable Securities have ceased to be Registrable Securities.  The Partnership shall prepare and file a listing of additional shares with the NASDAQ (or such other national securities exchange on which the Registrable Securities are then listed and traded) to list the Registrable Securities covered by a Registration Statement and shall have received approval for such Registrable Securities to be listed on the NASDAQ (or such other national securities exchange on which the Registrable Securities are then listed and traded) by the Effective Date of such Registration Statement,

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subject only to official notice of issuance.  As soon as practicable following the Effective Date of a Registration Statement, but in any event within three Business Days of such date, the Partnership shall notify the Selling Holders of the effectiveness of such Registration Statement.

Section 2.02Piggyback Rights.

(a)Participation.  So long as a Holder has Registrable Securities, if the Partnership proposes to file (i) a shelf registration statement, other than a Registration Statement contemplated by Section 2.01(a), (ii) a prospectus supplement to an effective shelf registration statement relating to the sale of equity securities of the Partnership, other than a Registration Statement contemplated by Section 2.01(a), and Holders may be included without the filing of a post-effective amendment thereto, or (iii) a registration statement, other than a shelf registration statement, in each case, for the sale of Common Units in an Underwritten Offering for its own account or that of another Person, or both, then promptly following the selection of the Managing Underwriter for such Underwritten Offering, the Partnership shall give notice of such Underwritten Offering to each Holder (together with its Affiliates) holding at least the Piggyback Threshold Amount of the then-outstanding Registrable Securities (calculated based on the Unit Purchase Price) and such notice shall offer such Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that (A) the Partnership shall not be required to provide such opportunity if, in the aggregate, the Holders do not offer a minimum of the Piggyback Threshold Amount of Registrable Securities (based on the Unit Purchase Price), and (B) if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then (x) if, in the opinion of the Managing Underwriter, no Registrable Securities can be included in the Underwritten Offering, the Partnership shall not be required to offer such opportunity to the Holders or (y) if, in the opinion of the Managing Underwriter, any Registrable Securities can be included in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b).  Any notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day and receipt of such notice shall be confirmed by the Holder.  Each such Holder shall then have three Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering.  If a Holder’s written request for inclusion is not received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering.  If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason to delay or not to undertake such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities as part of such Underwritten Offering for the same period as the delay in the Underwritten Offering.  Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such

ACTIVE 226509354

Underwritten Offering by giving written notice to the Partnership of such withdrawal at or prior to the time of pricing of such Underwritten Offering.  Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering.  Following receipt of an Opt-Out Notice from a Holder, the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Partnership pursuant to this Section 2.02(a).

(b)Priority.  Except as provided in Section 2.04(b) of this Agreement, if the Managing Underwriter advises the Partnership that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such offering exceeds the number of Common Units that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership and (ii) second, to (A) the Selling Holders and Affiliates of the Partnership who have requested participation in such Underwritten Offering and (B) to the other holders of Common Units (other than holders of Registrable Securities) with registration rights entitling them to participate in such Underwritten Offering (if any), allocated among such Selling Holders, Affiliates of the Partnership, and other holders pro rata on the basis of the number of Registrable Securities or Common Units held by each applicable Selling Holder, Affiliate of the Partnership or other holder or in such manner as they may agree.

(c)Termination of Piggyback Registration Rights.  The Holders’ rights under this Section 2.02 shall terminate at such time as the Holders (together with their Affiliates) cease to hold at least the Piggyback Threshold Amount of Registrable Securities (calculated based on the Unit Purchase Price).

Section 2.03Delay Rights.

Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to (i) all Holders, delay the filing of a Registration Statement required under Section 2.01(a), or (ii) any Selling Holder whose Registrable Securities are included in a Registration Statement or other registration statement contemplated by this Agreement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement or other registration statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to such Registration Statement or other registration statement contemplated by this Agreement but may settle any previously made sales of Registrable Securities) if the Partnership (x) is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the General Partner determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in such Registration Statement or other registration statement or (y) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the General Partner, would materially adversely affect the Partnership.  Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice, but in any event within one

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Business Day of such disclosure or termination, to the Selling Holders whose Registrable Securities are included in such Registration Statement and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.04Demand Rights.

(a)Underwritten Offerings.  The Partnership shall, upon the request of one or more Holders holding, in the aggregate, at least $5.0 million of Registrable Securities (calculated based on the Unit Purchase Price) (such request, an “Demand Notice” and such electing Holders, the “Electing Holders”), retain underwriters in order to permit the Electing Holders to effect such sale through an Underwritten Offering; provided, however, that the Partnership shall not be required to effect more than one Underwritten Offering during any 12-month period pursuant to and subject to the conditions of this Section 2.04(a).  Upon delivery of such Demand Notice to the Partnership, the Partnership shall as soon as practicable (but in no event later than one Business Day following the date of delivery of the Demand Notice to the Partnership) deliver notice of such Demand Notice to all other Holders, who shall then have five Business Days from the date that such notice is given to them to notify the Partnership in writing of the number of Registrable Securities held by such Holder that they want to be included in such Underwritten Offering.  For the avoidance of doubt, any Holders notified about an Underwritten Offering by the Partnership after the Partnership has received the corresponding Demand Notice may participate in such Underwritten Offering, but shall not count toward the $5.0 million of Registrable Securities required under the first sentence of this Section 2.04(a) to request an Underwritten Offering pursuant to a Demand Notice.  In connection with any Underwritten Offering under this Section 2.04, the Partnership shall be entitled to select the Managing Underwriter or Underwriters.  In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities.  No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement.  No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its authority to enter into such underwriting agreement and to sell, and its ownership of, the securities whose offer and resale will be registered, on its behalf, its intended method of distribution and any other representation required by Law.  If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to the Partnership, the Electing Holders and the Managing Underwriter; provided, however, that any such withdrawal must be made no later than the time of pricing of such Underwritten Offering.  If all Selling Holders withdraw from an Underwritten Offering prior to the public announcement at launch (the “Launch”) of such Underwritten Offering, the events will not be considered an Underwritten Offering and will not decrease the number of available Underwritten Offerings the Holders have the right and option to request under this Section 2.04(a).  No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses pursuant to

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Section 2.08; provided, however, that if all Selling Holders withdraw from such Underwritten Offering after the Launch, other than as a result of the occurrence of any event that would reasonably be expected to permit the Partnership to exercise its rights to suspend the use of a Registration Statement or other registration statement pursuant to Section 2.03, then such Selling Holders shall pay (pro rata on the basis of the number of Registrable Securities held by each such Selling Holder) for all reasonable Registration Expenses incurred by the Partnership during the period from the Launch of such Underwritten Offering until the time all Selling Holders have withdrawn from such Underwritten Offering.

(b)Priority.  If the Managing Underwriter of any proposed Underwritten Offering that involves Registrable Securities of Electing Holders pursuant to Section 2.04(a) advises the Partnership that the inclusion of all of the Registrable Securities that the Selling Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Registrable Securities offered or the market for the Registrable Securities, then the Registrable Securities to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Selling Holders, allocated among such Selling Holders pro rata on the basis of the number of Registrable Securities held by each such Selling Holder or in such other manner as such Selling Holders may agree, and (ii) second, to the Partnership and any other holder of securities of the Partnership having rights of registration that rank pari passu with the Holders in respect of the Registrable Securities.

Section 2.05Sale Procedures.

In connection with its obligations under this Article II, the Partnership shall, as expeditiously as possible:

(a)use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

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(c)if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by a Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d)promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(e)immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.  Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f)upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

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(g)in the case of an Underwritten Offering, use its reasonable best efforts to furnish to the underwriters upon request, (i) an opinion of counsel for the Partnership dated the date of the closing under the underwriting agreement and (ii) a “comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters and Selling Holders may reasonably request;

(h)make available to its security holders, as soon as reasonably practicable, an earnings statement, covering a period of twelve months beginning within three months after the Effective Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i)make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Partnership and General Partner personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(j)use its reasonable best efforts to cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which the Common Units are then listed or quoted;

(k)provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the Effective Date of such registration statement;

(l)enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities (including, making appropriate officers of the General Partner available to participate in any “road show” presentations before analysts, and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities)), provided, however, that in the event the Partnership is unable to make such appropriate officers of the General Partner available to participate in connection with any “road show” presentations and other customary marketing activities (whether in person or otherwise), the Partnership shall make such appropriate officers available to participate via conference call or other means of communication in connection with no more than one “road show” presentation per Underwritten Offering; and

(m)if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including

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information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

The Partnership shall not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Registration Statement without such Holder’s consent.  If the staff of the SEC requires the Partnership to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on such Registration Statement and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 2.05(e), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.05(e) or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder shall, or shall request the Managing Underwriter, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.06Cooperation by Holders.

The Partnership shall have no obligation to include in a Registration Statement Registrable Securities of a Holder who has failed to timely furnish, after receipt of a written request from the Partnership, such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.07Restrictions on Public Sale by Holders of Registrable Securities.

Each Holder of Registrable Securities that participates in an Underwritten Offering will enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of Registrable Securities during the 60 calendar-day period beginning on the date of a prospectus or prospectus supplement filed with the SEC with respect to the pricing of any Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership or the General Partner on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.07 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.  In addition, this Section 2.07 shall not apply to any Holder that is not entitled to participate in such Underwritten Offering, whether because such

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Holder delivered an Opt-Out Notice prior to receiving notice of the Underwritten Offering or because the Registrable Securities held by such Holder may be disposed of without restriction pursuant to any section of Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

Section 2.08Expenses.

(a)Expenses.  Subject to the last sentence of Section 2.04(a), the Partnership shall pay all reasonable Registration Expenses as determined in good faith by the General Partner, including, in the case of an Underwritten Offering, the reasonable Registration Expenses of such Underwritten Offering, regardless of whether any sale is made pursuant to such Underwritten Offering.  Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.  For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale.  In addition, except as otherwise provided in Sections 2.08 and 2.09 hereof, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

(b)Certain Definitions.  “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01(a) or an Underwritten Offering covered under this Agreement, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one counsel for the Selling Holders participating in such Registration Statement or Underwritten Offering to effect the disposition of such Registrable Securities, selected by the Holders of a majority of the Registrable Securities initially being registered under such Registration Statement or other registration statement as contemplated by this Agreement, subject to the reasonable consent of the Partnership.  “Selling Expenses” means all underwriting discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities, and fees and disbursements of counsel to the Selling Holders, except for the reasonable fees and disbursements of counsel for the Selling Holders required to be paid by the Partnership pursuant to Sections 2.08 and 2.09.

Section 2.09Indemnification.

(a)By the Partnership.  In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership shall indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities

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Act and the Exchange Act, and its directors, officers, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) such Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and shall reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership shall not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of such Selling Holder Indemnified Person in writing specifically for use in such Registration Statement or such other registration statement, or prospectus supplement, as applicable.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.  The Parties hereby designate each Seller Holder Indemnified Person who is not a party to this Agreement as a third-party beneficiary of this Section 2.09 with the right to enforce this Section 2.09.

(b)By Each Selling Holder.  Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner, its directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents the “Partnership Indemnified Persons”), to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.  The Parties hereby designate each Partnership Indemnified Person who is not a party to this Agreement as a third-party beneficiary of this Section 2.09 with the right to enforce this Section 2.09.

(c)Notice.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof,

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but such omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.09.  In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof.  The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.09 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred.  Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d)Contribution.  If the indemnification provided for in this Section 2.09 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification.  The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating,

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defending or resolving any Loss that is the subject of this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)Other Indemnification.  The provisions of this Section 2.09 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.10Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its reasonable best efforts to:

(a)make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect), at all times from and after the date hereof;

(b)file with the SEC in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)so long as a Holder owns any Registrable Securities, furnish, unless otherwise available electronically at no additional charge via the SEC’s EDGAR system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

Section 2.11Transfer or Assignment of Registration Rights.

The rights to cause the Partnership to register Registrable Securities granted to the Purchasers by the Partnership under this Article II may be transferred or assigned by any Purchaser to one or more transferees or assignees of Registrable Securities, subject to the transfer restrictions set forth in Section 4.11 of the Amended Partnership Agreement, provided, however, that (a) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each of the transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement.

Section 2.12Limitation on Subsequent Registration Rights.

From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of at least a majority of the then outstanding Registrable Securities, enter into any agreement with any current or future holder of any equity securities of the Partnership that would allow such current or future holder to require the Partnership to include equity securities in any

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registration statement filed by the Partnership on a basis that is superior in any respect to the piggyback rights granted to the Holders pursuant to Section 2.02.

Article III
MISCELLANEOUS

Section 3.01Communications.

All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a)if to any Purchaser, to such Purchaser’s address listed on Schedule A hereof or such other address as such Purchaser shall have specified by written notice to the Partnership

(b)if to a transferee of a Purchaser, to such Holder at the address provided pursuant to Section 2.11 above; and

(c)if to the Partnership:

Mid-Con Energy Partners, LP
2501 North Harwood Street
Suite 2410
Dallas, Texas 75201
Attention:  Charles M. McLawhorn, III
Email:  cmclawhorn@midcon-energy.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
1501 K Street, N.W.
Washington, DC 20005
Attention:  William J. Cooper
Email:  wcooper@sidley.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service or any other means.

Section 3.02Successor and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

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Section 3.03Assignment of Rights.

All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred or assigned by such Purchaser only in accordance with Section 2.11 hereof.

Section 3.04Recapitalization, Exchanges, Etc. Affecting the Common Units.

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.05Aggregation of Registrable Securities.

All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.06Specific Performance.

Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right shall not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including facsimile or.pdf counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.08Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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Section 3.09Governing Law; Submission to Jurisdiction.

This Agreement, including all issues and questions concerning its application, construction, validity, interpretation and enforcement, shall be construed in accordance with, and governed by, the laws of the State of Delaware.  The Parties hereby submit to the non-exclusive jurisdiction of any U.S. federal or state court located in Dallas, Texas in any action, suit or proceeding arising out of or based upon this Agreement or any of the transactions contemplated hereby.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 3.10Severability of Provisions.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.11Entire Agreement.

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein.  This Agreement, the Purchase Agreement and the Amended Partnership Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.12Amendment.

This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.13No Presumption.

If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.14Obligations Limited to Parties to Agreement.

Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted transferees and assignees) and the Partnership shall have any obligation hereunder.  Notwithstanding that one or more of the Purchasers may be a corporation,

ACTIVE 226509354

partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, as such, for any obligations of the Purchasers under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Purchaser hereunder.

Section 3.15Independent Nature of Purchaser’s Obligations.

The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement.  Nothing contained herein, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.  Each Purchaser shall be entitled to independently protect and enforce its rights, including, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 3.16Interpretation.

Article and Section references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The words “include,” “includes” and “including” or words of similar import shall be deemed to be followed by the words “without limitation.”  Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified.  Unless expressly set forth or qualified otherwise (e.g., by “Business” or “trading”), all references herein to a “day” are deemed to be a reference to a calendar day.

[signature page follows]

ACTIVE 226509354

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PARTNERSHIP:

Mid-Con Energy Partners, LP

By:	Mid-Con Energy GP, LLC,
its General Partner

By:
Name:	Jeffrey R. Olmstead
Title:	Chief Executive Officer

Signature Page to Registration Rights Agreement

ACTIVE 226509354

PURCHASERS

Goff Focused Energy Strategies, LP

By:	GFS Energy GP, LLC
its General Partner

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:
Name:	John C. Goff
Title:	Managing Member

Goff MCEP II, LP

By:	GFS MCEP GP, LLC
its General Partner

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:
Name:	John C. Goff
Title:	Managing Member

Signature Page to Registration Rights Agreement

ACTIVE 226509354

Goff REN Holdings, LLC

By:	GFS REN GP, LLC
its Manager

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:
Name:	John C. Goff
Title:	Managing Member

Mid-Con Energy III, LLC

By:
Name:	Chad McLawhorn
Title:	Vice President, General Counsel and
Corporate Secretary

Signature Page to Registration Rights Agreement

ACTIVE 226509354

SCHEDULE A

Purchaser Name; Notice and Contact Information

Purchaser	Contact Information
Goff Focused Energy Strategies, LP	c/o Goff Focused Strategies, LLC 500 Commerce Street Suite 700 Fort Worth, TX 76102 Attention: Jennifer Terrell Email: jterrell@gofffocusedstrategies.com
Goff MCEP II, LP	c/o Goff Focused Strategies, LLC 500 Commerce Street Suite 700 Fort Worth, TX 76102 Attention: Jennifer Terrell Email: jterrell@gofffocusedstrategies.com
Goff REN Holdings, LLC	c/o Goff Focused Strategies, LLC 500 Commerce Street Suite 700 Fort Worth, TX 76102 Attention: Jennifer Terrell Email: jterrell@gofffocusedstrategies.com
Mid-Con Energy, III	Mid-Con Energy III, LLC 2431 East 61st Street Suite 850 Tulsa, Oklahoma 74136 Attention: Charles L. McLawhorn, III Email: cmclawhorn@midcon-energy.com

HOU:3835927.4

Exhibit C

[Form of Lock-Up Agreement]

[●], 2017

To the Purchasers listed on Schedule A

to the Purchase Agreement

c/o Goff Focused Strategies, LLC

500 Commerce Street

Suite 700

Fort Worth, TX 76102

Re:	Lock-Up Agreement

Ladies and Gentlemen:

This letter is being delivered to each of you in connection with the consummation of the transactions contemplated by that certain Class B Convertible Preferred Unit Purchase Agreement, dated November 14, 2017 (the “Purchase Agreement”), by and among Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and each of you as purchasers (collectively, the “Purchasers”) relating to a private placement of Class B Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”). Such Preferred Units will be convertible into common units representing limited partner interests in the Partnership (“Common Units”) pursuant to the terms of the Second Amendment (as defined in the Purchase Agreement). Capitalized terms used but not defined herein shall have the meaning given to them in the Purchase Agreement.

The undersigned will not, directly or indirectly, without the prior written consent of [Goff], as representative of the Purchasers for the purposes of this Agreement: (i) offer, sell, short-sell, or otherwise dispose (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any Affiliate of the undersigned or any person in privity with the undersigned or any Affiliate of the undersigned), including by (A) filing (or participation in the filing of) a registration statement with the Securities and Exchange Commission (the “SEC”) (other than the registration statement filed for the benefit of the Purchasers pursuant to the terms of the Registration Rights Agreement (the “Resale Registration Statement”)), (B) establishing or increasing a put equivalent position, or (C) liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (and the rules and regulations of the SEC promulgated thereunder), in respect of any Common Units of the Partnership or any securities convertible into, or exercisable or exchangeable for such Common Units other than Common Units transferred (x) to an Affiliate or (y) as bona fide gifts; provided that in the case of any such transfer each transferee or donee shall sign and deliver to the Purchasers a lock-up letter substantially in the form of this letter, or (ii) publicly announce an intention to effect any such transaction, in each case, for a period of six months after the date on which the SEC declares the Resale Registration Statement effective (the “Lockup Period”). The Lockup Period shall be extended day-for-day during any period during the Lockup Period in which the Resale

HOU:3835927.4

Registration Statement is withdrawn or sales thereunder are suspended, including pursuant to any exercise by the Partnership of its powers under Section 2.03 of the Registration Rights Agreement.

Yours very truly,

[Signature]

[Name and address]

C-2

Exhibit D

[Form of Monitoring Agreement]

MONITORING FEE AGREEMENT

This MONITORING FEE AGREEMENT (this “Agreement”) is made and entered into as of ______________, 2017, by and among Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and Goff Focused Strategies, LLC, a Texas limited liability company (“Goff”), and, solely for purposes of Sections 3 and 4 hereof, each of the Purchasers (as defined herein). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Class B Convertible Preferred Unit Purchase Agreement, dated as of November 14, 2017 (the “Purchase Agreement”), by and among the Partnership and each of the Purchasers named therein (collectively, the “Purchasers”).

WHEREAS, pursuant to the Purchase Agreement, the Partnership has agreed to issue and sell to the Purchasers, and the Purchasers have agreed to purchase from the Partnership, certain Class B Convertible Preferred Units;

WHEREAS, Goff will expend efforts in connection with monitoring the Purchasers’ investment in the Class B Convertible Preferred Units, the Partnership desires to pay to Goff a quarterly monitoring fee to compensate Goff for such efforts, as described herein; and

WHEREAS, it is a condition to the respective obligations of the Partnership and each of the Purchasers to consummate the transactions contemplated by the Purchase Agreement that each of the parties execute and deliver this Agreement, contemporaneously with the Closing of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.Quarterly Monitoring Fee.  The Partnership shall pay, or shall cause to be paid, to Goff (or its designee), on or before the last Business Day of each fiscal quarter during the period beginning on the Effective Date and ending on the Termination Date (as defined below), a quarterly monitoring fee of $30,000 (the “Monitoring Fee”) in respect of such quarter; provided, however, that such Monitoring Fee shall be pro-rated (i) with respect to the quarter ended December 31, 2017, for the number of days between the Closing Date and December 31, 2017 (inclusive), and (ii) with respect to the quarter in which the Termination Date occurs, for the number of days between the first day of such quarter and the Termination Date (inclusive).

Section 2.Termination Date.  This Agreement shall terminate and be of no further force and effect on the first to occur of: (i) the date on which the Partnership and Goff mutually agree in writing to terminate this Agreement, (ii) the date on which Goff and its Affiliates, together with any fund(s) managed by Goff or its Affiliates, no longer own in the aggregate at least $1.0 million Class B Convertible Preferred Units and Conversion Units, calculated based on the Per Unit Price, or (iii) August 11, 2021 (such date, the “Termination Date”); provided, however, that (x) the occurrence of the Termination Date will not affect the Partnership’s obligation to pay, or cause to be paid, any amounts accrued but not yet paid as of such date, and (y) the provisions of this Section 2 and Sections 3 and 4 will survive after the Termination Date.

ACTIVE 226520624

Section 3.Duties; Disclaimers.  Goff and each of the Purchasers agree that each of them shall have no duties to one another arising from, or relating to, this Agreement, the Purchase Agreement, or any of the Transaction Agreements, including, but not limited to, any fiduciary duties, any duties of care and/or loyalty, or the like. Each Purchaser agrees and acknowledges that Goff will not provide investment advice to the Purchasers as a group or any of them individually with respect to any equity security, including equity securities of the Partnership (except as may otherwise be specifically agreed to in writing subsequent to the date hereof). By previously entering into the Purchase Agreement and entering into this Agreement and the other Transaction Agreements, Goff and the Purchasers do not, and did not intend to (i) enter into any voting agreement with respect to any equity securities of the Partnership, (ii) form a partnership or joint venture, or (iii) to act together or in concert as a group or otherwise with respect to any matter relating to the Partnership, any equity securities of the Partnership, or any of the business or affairs of the Partnership. Unless explicitly agreed in writing to the contrary, no subsequent action by Goff or the other Purchasers shall be deemed to constitute any such agreement.

Section 4.	Miscellaneous.

(a)Entire Agreement.  This Agreement is intended by the parties to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

(b)Notices.  All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in Section 8.05 of the Purchase Agreement.

(c)Interpretation.  If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect.

(d)Governing Law; Submission to Jurisdiction.  Section 8.07 of the Purchase Agreement shall apply to this Letter Agreement mutatis mutandis.

(e)Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS

D-2

ACTIVE 226520624

WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)No Waiver; Modifications in Writing.  Section 8.03 of the Purchase Agreement shall apply to this Letter Agreement mutatis mutandis; provided, however, that, except for Section 3 and this Section 4(f), this Agreement may be amended by mutual written agreement of Goff and the Partnership.

(g)Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)Binding Effect; Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No Person other than the parties hereto and their respective successors and permitted assigns is intended to be a beneficiary of this Agreement.

[signature page follows]

D-3

ACTIVE 226520624

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PARTNERSHIP:

Mid-Con Energy Partners, LP

By:	Mid-Con Energy GP, LLC,
its general partner

By:
Name:	Jeffrey R. Olmstead
Title:	Chief Executive Officer

Signature Page to Monitoring Fee Agreement

Goff:

GOFF FOCUSED STRATEGIES, LLC

By:
Name:	John C. Goff
Title:	Managing Member

Signature Page to Monitoring Fee Agreement

PURCHASERS:

Goff Focused Energy Strategies, LP

By:	GFS Energy GP, LLC
its General Partner

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:
Name:	John C. Goff
Title:	Managing Member

Goff MCEP II, LP

By:	GFS MCEP GP, LLC
its General Partner

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC

its Managing Member

By:
Name:	John C. Goff
Title:	Managing Member

Signature Page to Monitoring Fee Agreement

Goff REN Holdings, LLC

By:	GFS REN GP, LLC
its Manager

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:
Name:	John C. Goff
Title:	Managing Member

Mid-Con Energy III, LLC

By:
Name:	Charles L. McLawhorn, III
Title:	Vice President, General Counsel and
Corporate Secretary

Signature Page to Monitoring Fee Agreement

Exhibit E

[Form of Standstill Agreement]

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) is made and entered into as of ______________, 2017, by and among Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and each of the Purchasers listed on the signature pages hereto (each referred to herein as a “Purchaser” and collectively, the “Purchasers”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Class B Convertible Preferred Unit Purchase Agreement, dated as of November 14, 2017 (the “Purchase Agreement”), by and among the Partnership and the Purchasers.  The Partnership and the Purchasers are referred to collectively herein as the “Parties.”

WHEREAS, pursuant to the Purchase Agreement, the Partnership has agreed to issue and sell to the Purchasers, and the Purchasers have agreed to purchase from the Partnership, certain Class B Convertible Preferred Units;

WHEREAS, it is a condition to the Partnership’s obligation to consummate the sale of the Class B Convertible Preferred Units under the Purchase Agreement that each of the Purchasers execute and deliver this Agreement to the Partnership, contemporaneously with the Closing of the transactions contemplated by the Purchase Agreement; and

WHEREAS, concurrently with the consummation of the transactions contemplated by the Purchase Agreement, Mid-Con Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), will execute and deliver that certain Second Amendment to First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Second Amendment”), which shall establish the terms of the Class B Convertible Preferred Units.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.	Standstill.

(a)During the period beginning on the Closing Date and ending on August 11, 2018, without the prior written consent of the Partnership, the Class B Preferred Holders (as defined in the Second Amendment) of Class B Convertible Preferred Units and their Affiliates will not, directly or indirectly:

(i)Enter into any transaction the effect of which would be to “short” any securities of the Partnership, provided that the foregoing shall not preclude transactions that do not involve a broker and are effected wholly among a Purchaser and its Affiliates;

ACTIVE 226566435

(ii)Call (or participate in a group calling) a meeting of the limited partners of the Partnership for the purpose of removing (or approving the removal of) the General Partner as the general partner of the Partnership and/or electing a successor general partner of the Partnership;

(iii)“Solicit” any “proxies” (as such terms are used in the rules and regulations of the SEC) or votes for or in support of (A) the removal of the General Partner as the general partner of the Partnership or (B) unless the General Partner shall have resigned or ceased to be the general partner of the Partnership other than as a result of being removed, the election of any successor general partner of the Partnership, or take any action the direct effect or purpose of which is to induce limited partners of the Partnership to vote or provide proxies that may be voted in favor of any action contemplated by either of sub-clauses (A) or (B) of this Section 1(a)(iii);

(iv)Seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) to vote any limited partner interests of the Partnership to remove (or approve the removal of) the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership except where the General Partner shall have resigned or ceased to be the general partner of the Partnership other than as a result of being removed;

(v)Issue, induce or assist in the publication of any press release, media report or other publication supporting the removal of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership except where the General Partner shall have resigned or ceased to be the general partner of the Partnership other than as a result of being removed; or

(vi)Instigate or encourage any third party to do any of the foregoing.

(b)Notwithstanding anything to the contrary in this Agreement, the foregoing shall not in any way limit (i) the holders of Class B Preferred Units (“Class B Preferred Holders”) (or any of them) from discussing with the General Partner the nomination and election of a designee of such Class B Preferred Holder(s) to the Board of Directors of the General Partner (the “Board”) or any such designee’s subsequent service as a member of the Board, or (ii) the right of any Class B Preferred Holder to vote its limited partner interests in the Partnership at any meeting of limited partners of the Partnership so long as there has been no breach of Section 1(a) of this Agreement.

Section 2.	Miscellaneous.

(a)Entire Agreement.  This Agreement is intended by the Parties to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

(b)Notices.  All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in Section 8.05 of the Purchase Agreement.

E-2

ACTIVE 226566435

(c)Interpretation.  If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect.

(d)Governing Law; Submission to Jurisdiction.  Section 8.07 of the Purchase Agreement shall apply to this Letter Agreement mutatis mutandis.

(e)Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)No Waiver; Modifications in Writing.  Section 8.03 of the Purchase Agreement shall apply to this Letter Agreement mutatis mutandis.

(g)Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)Binding Effect; Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, that the terms and provisions of this Agreement shall not be effective or binding upon a Purchaser that has transferred all of its Class B Convertible Preferred Units to a third-party.

(i)Specific Enforcement.  Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond.  Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

[signature page follows]

E-3

ACTIVE 226566435

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

PARTNERSHIP:

Mid-Con Energy Partners, LP

By:	Mid-Con Energy GP, LLC,
its general partner

By:
Name:	Jeffrey R. Olmstead
Title:	Chief Executive Officer

Signature Page to Standstill Agreement

PURCHASERS:

Goff Focused Energy Strategies, LP

By:	GFS Energy GP, LLC
its General Partner

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:
Name:	John C. Goff
Title:	Managing Member

Goff MCEP II, LP

By:	GFS MCEP GP, LLC
its General Partner

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:
Name:	John C. Goff
Title:	Managing Member

Signature Page to Standstill Agreement

Goff REN Holdings, LLC

By:	GFS REN GP, LLC
its Manager

By:	GFS Management, LLC
its Managing Member

By:	Goff Focused Strategies, LLC
its Managing Member

By:
Name:	John C. Goff
Title:	Managing Member

Mid-Con Energy III, LLC

By:
Name:	Chad McLawhorn
Title:	Vice President, General Counsel and
Corporate Secretary

Signature Page to Standstill Agreement

Exhibit F

[Form of General Partner Officer’s Certificate]

Mid-Con Energy GP, LLC

Officer’s Certificate

[Closing Date], 2017

Pursuant to Section 6.02(c) of the Class B Convertible Preferred Unit Purchase Agreement by and among Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and each of the Class B Purchasers party thereto, dated [●], 2017 (the “Purchase Agreement”), the undersigned, being the Chief Executive Officer of Mid-Con Energy GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Partnership, hereby certifies as follows:

1.The Partnership has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date.

2.The representations and warranties of the Partnership contained in the Purchase Agreement that are qualified by materiality or Partnership Material Adverse Effect were true and correct when made and are true and correct on the date hereof (as though made at and as of the date hereof), and all other representations and warranties were true and correct in all material respects when made and are true and correct in all material respects as of the date hereof (as though made at and as of the date hereof), other than those representations and warranties of the Partnership contained in the Purchase Agreement that expressly relate to a different date, in which case, they are correct in all material respects as of such date.

Capitalized terms used but not defined in this Officer’s Certificate shall have the respective meanings ascribed to them in the Purchase Agreement.

(Signature page follows)

HOU:3835927.4

The undersigned has executed this Officer’s Certificate as of the date first written above, in his capacity as Chief Executive Officer of Mid-Con Energy GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of the Partnership.

Jeffrey R. Olmstead
Chief Executive Officer
Mid-Con Energy GP, LLC

A-8

Exhibit G

[Form of Class B Purchaser’s Officer’s Certificate]

Officer’s Certificate

[Closing Date], 2017

Pursuant to Section 6.03(c) of the Class B Convertible Preferred Unit Purchase Agreement by and among Mid-Con Energy Partners, LP, a Delaware limited partnership, and each of the Class B Purchasers party thereto, dated [●], 2017 (the “Purchase Agreement”), the undersigned, being the President, Chief Executive Officer or other authorized officer of the Class B Purchaser set forth on the signature page hereto, hereby certifies in his or her capacity as such, and not in his or her individual capacity, solely with respect to such Class B Purchaser as follows:

1.The Class B Purchaser has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Class B Purchaser on or prior to the Closing Date.

2.The representations and warranties of the Class B Purchaser contained in the Purchase Agreement that are qualified by materiality or Class B Purchaser Material Adverse Effect were true and correct when made and are true and correct as of the date hereof (as though made at and as of the date hereof), and all other representations and warranties were true and correct in all material respects when made and are true and correct in all material respects as of the date hereof (as though made at and as of the date hereof), other than those representations and warranties of the Class B Purchaser contained in the Purchase Agreement that expressly relate to a different date, in which case, they are correct in all material respects as of such date.

Capitalized terms used but not defined in this Officer’s Certificate shall have the respective meanings ascribed to them in the Purchase Agreement.

(Signature page follows)

HOU:3835927.4

The undersigned has executed this Officer’s Certificate as of the date first written above.

[Name of Officer]
[Title]

HOU:3835927.4

Exhibit H

Form of General Partner Waiver

[Date], 2016

Mid-Con Energy GP, LLC (the “General Partner”), a Delaware limited liability company and the general partner of Mid-Con Energy Partners, LP (the “Partnership”), hereby waives any preemptive rights it may hold pursuant to Section 5.7 of the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 20, 2011, as amended (the “Partnership Agreement”), with respect to the Partnership’s privately negotiated Class B Convertible Preferred Unit Purchase Agreement, dated as of [●], 2017 (the “Purchase Agreement”), by and among the Partnership and each of the Class B Purchasers set forth in Schedule A thereto (collectively, the “Class B Purchasers”), pursuant to which the Partnership has agreed to issue and sell (i) to the Class B Purchasers an aggregate [●] Class B Convertible Preferred Units representing limited partner interests in the Partnership (and any Conversion Units issuable upon conversion of any Class B Convertible Preferred Units) for an aggregate purchase price of $[●][, and (ii) to any New Investors (as defined in the Purchase Agreement) additional Class B Convertible Preferred Units (and any Conversion Units issuable upon conversion of such additional Class B Convertible Preferred Units) with an aggregate purchase price not to exceed $[●].]

The General Partner, in its capacity as the general partner of the Partnership, hereby notifies the Class B Purchasers, in accordance with clause (iv) of the definition of “Outstanding” in the Partnership Agreement, that the Vote Blocker (as defined below) set forth in the definition of “Outstanding” shall not apply to any Class B Purchaser, individually or by virtue of such Class B Purchaser acting in concert with one or more other Class B Purchasers.

As used herein, “Vote Blocker” means the limitation set forth in the definition of “Outstanding” in the Partnership Agreement that provides that any Person or Group that beneficially owns 20% or more of the Partnership Interests of any class then Outstanding shall not be entitled to vote any of the Partnership Interests of any class owned by such Person or Group on any matter nor shall any of the Partnership Interests of any class owned by such Person or Group be considered Outstanding when sending notices of a meeting of Limited Partners to vote on any matter, calculating required votes, determining the presence of a quorum or for any other similar purposes under the Partnership Agreement.

Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Partnership Agreement.

(Signature page follows)

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IN WITNESS WHEREOF, the undersigned executes this General Partner Waiver, effective as of the date first above written.

mid-con energy gp, llc

By:
Name:	Jeffrey R. Olmstead
Title:	Chief Executive Officer

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Exhibit I

[Form of Joinder Agreement]2

JOINDER AGREEMENT

FOR

Class B Convertible Preferred Unit

SECURITIES PURCHASE AGREEMENT

The undersigned hereby agrees, effective as of ______________, 2017, to become a party to that certain Class B Convertible Preferred Unit Purchase Agreement, dated as of [●], 2017, by and among Mid-Con Energy Partners, LP (the “Partnership”) and each of the purchasers listed on Schedule A thereto (the “Purchase Agreement”), and, for all purposes of the Purchase Agreement, to be included within the term “Class B Purchasers” (as defined in the Purchase Agreement).  By execution and delivery of this Joinder Agreement, the undersigned hereby agrees (i) to be bound by all covenants, agreements, representations, warranties and acknowledgements attributable to the Class B Purchasers under the Purchase Agreement, as if made by, and with respect to, the undersigned; and (ii) to perform all obligations and duties required of a Class B Purchaser with respect to its Purchased Units.  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings assigned to such terms in the Purchase Agreement.

The mailing and e-mail address to which notices should be sent to the undersigned, for purposes of the Purchase Agreement, are set forth below:

CLASS B PURCHASER:

Purchaser:

By:
Name:
Title:

Mailing Address:

Attention:
E-mail:

[2]	NTD: Delete exhibit if there are no “New Investors” pursuant to Section 2.01(c) of the Purchase Agreement.

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